EXHIBIT 10.22

ASSET PURCHASE AGREEMENT

BY AND AMONG

KEANE GROUP HOLDINGS, LLC,

KEANE FRAC, LP,

TRICAN WELL SERVICE LTD.

AND

THE SELLER COMPANIES NAMED HEREIN

DATED AS OF JANUARY 25, 2016

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2

1.1.	Definitions	2

1.2.	Other Defined Terms	17

SECTION 2.	PURCHASE AND SALE	20

2.1.	Purchase and Sale of the Purchased Assets	20

2.2.	Excluded Assets	22

2.3.	Assumed Liabilities	23

2.4.	Excluded Liabilities	24

2.5.	Third Amended and Restated Keane Parent LLC Agreement	25

SECTION 3.	CLOSING AND RELATED MATTERS	25

3.1.	Purchase Price; Issuance of Units; Class C Profits Interest	25

3.2.	Closing Cash Purchase Price	26

3.3.	Closing	26

3.4.	Closing Deliveries by Trican Parent	27

3.5.	Closing Deliveries by Keane Parent	27

3.6.	Post-Closing Adjustment	28

3.7.	Purchase Price Allocation	30

3.8.	Reduction to Keane Common Equity Units	30

3.9.	Tax Treatment of Consideration	31

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF TRICAN PARENT AND THE SELLER COMPANIES	31

4.1.	Organization; Corporate Power	31

4.2.	Authorization and Non-Contravention	32

4.3.	Solvency	32

4.4.	Title to and Sufficiency and Condition of Assets	33

4.5.	Consents of Purchased Contracts	34

4.6.	Inventory	34

4.7.	Business Financial Statements	34

4.8.	Accounts Receivable	35

4.9.	Absence of Certain Developments	36

4.10.	Affiliate Transactions	36

4.11.	Properties	36

4.12.	Certain Contracts and Arrangements	37

4.13.	Financial Assurances	39

4.14.	Intellectual Property	39

4.15.	Litigation	41

4.16.	Labor Matters	41

4.17.	Employee Benefit Programs	42

4.18.	Permits; Compliance with Laws	43

4.19.	Environmental Matters	43

4.20.	Environmental, Health and Safety	45

4.21.	Customers and Partners	45

4.22.	Suppliers	45

4.23.	Insurance Coverage	45

4.24.	Investment Banking; Brokerage	46

4.25.	Tax Matters	46

4.26.	Opinion of Financial Advisors	46

4.27.	Stay Bonuses	46

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	46

5.1.	Organization and Company Power	47

5.2.	Capitalization and Valid Issuance	47

5.3.	Authorization and Non-Contravention	48

5.4.	Financial Statements	49

5.5.	Absence of Certain Developments	49

5.6.	Affiliate Transactions	50

5.7.	Properties	50

5.8.	Condition of Assets	50

5.9.	Certain Contracts	50

5.10.	Intellectual Property	51

5.11.	Litigation	51

5.12.	Labor Matters	51

5.13.	Employee Benefit Programs	52

5.14.	Permits; Compliance with Laws	52

5.15.	Environmental Matters	53

5.16.	Tax Matters	54

5.17.	Investment Banking; Brokerage	55

5.18.	Insurance	55

5.19.	Financing	55

5.20.	No Anticipated Capital Contributions	56

SECTION 6.	COVENANTS	56

6.1.	Interim Operations of the Business	56

6.2.	Interim Operations of Keane Parent	59

6.3.	Access; Confidentiality	59

6.4.	S-X Compliance	59

6.5.	Interim Business Financial Statements	60

6.6.	Interim Financial Statements	60

6.7.	Trican Parent Regulatory Filings	61

6.8.	Regulatory and Other Authorizations; Notices and Consents	61

6.9.	Third Party Consents	62

6.10.	Efforts and Actions	62

6.11.	Exclusivity	63

6.12.	Notice of Certain Events	64

6.13.	Publicity	64

6.14.	Employee Matters	64

6.15.	Financing Cooperation	66

6.16.	Litigation Defense; Disclosed Obligations	68

6.17.	Insurance Cooperation	68

6.18.	Updated Schedules	68

6.19.	Delayed Transfer Assets	69

6.20.	Waste	70

6.21.	Tax Matters	70

6.22.	Misdirected Customer Payments	70

6.23.	Power of Attorney	71

6.24.	Alternate Financing	71

6.25.	Commencement of Litigation	71

6.26.	Transitional Trademark License	72

6.27.	Reimbursement of Certain Expenses	72

SECTION 7.	CLOSING CONDITIONS AND DELIVERIES	73

7.1.	Conditions to Trican Parent’s and Keane Parent’s Obligation to Effect the Closing	73

7.2.	Conditions to Obligations of Keane Parent and Buyer to Effect the Closing	73

7.3.	Conditions to Obligations of Trican Parent and the Seller Companies	75

7.4.	Frustration of Closing Conditions	75

SECTION 8.	TERMINATION	75

8.1.	Termination	75

8.2.	Effect of Termination	77

8.3.	Expense Reimbursement/ Losses of Keane Parent	77

8.4.	Termination Fee	77

SECTION 9.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; TRANSACTION RELATED INDEMNIFICATION	79

9.1.	Survival of Representations, Warranties and Covenants	79

9.2.	Indemnification by Trican Parent	80

9.3.	Indemnification by Keane Parent	81

9.4.	Limitations on Indemnification	82

9.5.	R&W Insurance Policies	82

9.6.	Procedure	82

9.7.	Treatment of Indemnification Payments	84

9.8.	Exclusive Remedy	84

9.9.	Insurance Offset	84

9.10.	Investigation	85

9.11.	Limitation on Damages	85

SECTION 10.	GENERAL	85

10.1.	Disclaimer	85

10.2.	Waivers and Consents; Amendments	86

10.3.	Governing Law	87

10.4.	Section Headings; Construction; Interpretation	87

10.5.	Counterparts	88

10.6.	Notices and Demands	88

10.7.	Consent to Jurisdiction; Waiver of Jury Trial	89

10.8.	Remedies; Severability	90

10.9.	Integration	90

10.10.	Assignability; Binding Agreement	90

10.11.	Expenses	90

10.12.	Specific Performance	90

10.13.	Third Party Beneficiaries	91

10.14.	Personal Liability	91

List of Exhibits

Exhibit A – Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Form of Intellectual Property License Agreement between Trican Parent and Buyer

Exhibit C – Form of Intellectual Property License Agreement among Trican Parent, Trican U.S. and Buyer

Exhibit D – Form of Intellectual Property Transfer Agreement

Exhibit E – Form of Transition Services Agreement

Exhibit F – Form of Third Amended and Restated Keane Parent LLC Agreement

Exhibit G – Form of Services Agreement

List of Annexes

Annex I – Seller Companies

Annex II – Excluded Businesses

Annex III – Permitted Encumbrances

Annex IV – Net Working Capital Calculation

Annex V–a – Disclosed Claims (Buyer Controlled)

Annex V–b – Disclosed Claims (Seller Controlled)

Annex VI – Equipment Preservation Program

Annex VII – Trican U.S. Reorganization

Annex VIII – Form of Stay Bonus Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 25, 2016 by and among Keane Group Holdings, LLC, a Delaware limited liability company (“Keane Parent”), Keane Frac, LP (“Buyer” and together with Keane Parent, the “Buyer Companies”), Trican Well Service Ltd., an Alberta corporation (“Trican Parent”) and Trican Well Service, L.P., a Delaware limited partnership (“Trican U.S.” and collectively with any other Subsidiary of Trican Parent that has any right, title and interest in the Purchased Assets, including those Subsidiaries set forth on Annex I hereto, the “Seller Companies”). Keane Parent, Buyer, Trican Parent and each of the Seller Companies are each referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined herein have the meanings set forth in Section 1.1 below.

RECITALS

WHEREAS, Seller Companies are engaged in, among other things, the Business;

WHEREAS, Seller Companies wish to sell or cause to be sold to Buyer, and Buyer wishes to purchase from Seller Companies, all right, title and interest in and to the Purchased Assets described herein, and in connection therewith Buyer is willing to assume the Assumed Liabilities described herein, all upon the terms and subject to the conditions set forth herein (the “Transaction”);

WHEREAS, Seller Companies and their Affiliates also conduct the Excluded Businesses both within and outside the Territory, which businesses and operations are being retained by Seller Companies and their Affiliates and which, along with the other Excluded Liabilities described herein will not be acquired or assumed by the Buyer in the Transaction; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Cerberus Institutional Partners V, L.P. (the “Sponsor”) has executed and delivered to the Seller Companies (a) an equity commitment letter (including all annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof, by and between Sponsor and Keane Parent (the “Equity Financing Commitment”) and (b) a limited guarantee, dated as of the date hereof, by and between Sponsor and Trican Parent (the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Accounting Firm” shall mean KPMG LLP or, if such firm is unable or unwilling to serve in such capacity, then such jointly selected independent nationally (within the United States) recognized firm mutually agreeable to Trican Parent and Buyer.

“Accrued Employee Obligations” shall mean, with respect to any Business Employee, any payments or entitlements that a Seller Company owes to any current or former Business Employee, including wages, other remuneration, holiday, vacation pay or other paid time-off, bonus, or commissions.

“Action” shall mean any action, complaint, petition, investigation, suit, claim, demand, inquiry, audit, mediation or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any arbitrator or Governmental Authority.

“Affiliate” of a Person shall mean (i) with respect to an individual, any member of such Person’s family (including, without limitation, any child, step child, parent, step parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, shareholder (except in the case of Trican Parent), partner of or investor in (except in the case of Trican Parent) such entity or of or in any other affiliate of such entity; and (iii) with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

“Applicable Accounting Principles” shall mean with respect to Trican Parent or the Seller Companies, IFRS and with respect to the Buyer Companies, GAAP.

“Basket” shall mean $7,500,000, in the aggregate.

“Bill of Sale and Assignment and Assumption Agreement” shall mean the bills of sale and assignment and assumption agreement, with respect to certain assets and liabilities of the Seller Companies and Trican Parent, in substantially the form attached hereto as Exhibit A.

“Books, Records and Files” shall mean any studies, reports, records (including shipping and personnel records), books of account, invoices, surveys, data (including financial, sales, purchasing, operating data and production data, including any customer and supplier data related thereto), billing records, available credit records, sales and promotional literature, manuals, training materials, computer data, disks tapes, recordings, graphs, drawings, analyses and other writings, marketing plans, customer lists, supplier lists, environmental, health or safety related audits and reports, correspondence and other documents, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.

“Bring-down Solvency Opinion” shall mean an updated “solvency” opinion of Duff & Phelps Corp., dated as of the Closing Date, in a form and substance reasonably satisfactory to Keane Parent (provided that such opinion will be deemed to be acceptable to Keane Parent if it is in the same form and substance as the Solvency Opinion in all material respects) and addressed to Trican Parent, dated as of the Closing Date together with a reliance letter in customary form addressed to Keane Parent.

“Business” shall mean the oil field services businesses of the Seller Companies as conducted in the Territory on the date hereof, other than the Excluded Businesses.

“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York or Calgary, Alberta are authorized or required by Law to close.

“Business Intellectual Property Rights” shall mean all Intellectual Property Rights owned, used or held for use (including under license from a third party) by any of the Seller Companies, which is used or held for use in the Business (including under license from a third party), including the Purchased Business Intellectual Property.

“Business Employee” shall mean any employee of the Seller Companies as of the date hereof, including any such employee who is inactive because of any recognized leave of absence, vacation, holiday or short- or long-term disability.

“Buyer Employee” shall mean any employee of the Buyer Companies as of the date hereof, including in all cases any such employee who is inactive because of any recognized leave of absence, vacation, holiday or short- or long-term disability.

“Buyer Leased Real Property” shall mean all of the Real Property that is leased, subleased, licensed, used or occupied by any of the Buyer Companies, but for certainty excludes the Buyer Owned Real Property.

“Buyer Material Adverse Effect” shall mean any circumstance, development, change, event, occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (a) has had or would reasonably be expected to have a material adverse effect on the business condition of the Buyer Companies (financial or otherwise) or (b) would have a material adverse effect on the consummation of the transactions contemplated hereby by the Buyer Companies; provided, however, that, solely for the purposes of clause (a) in determining the Seller Companies’ or Trican Parent’s rights pursuant to Section 8.1, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (i) changes in conditions in the United States or global economy, commodity prices or capital or financial markets generally, (ii) acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement, (iii) changes in general legal, regulatory or political conditions or changes in the Applicable Accounting Principles that, in each case, generally affect industries in which the business of the Buyer Companies is conducted, or (iv) changes in the hydraulic fracturing or oil field services industry that, in each case, generally affect companies in such industry; provided, that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (i), (ii), (iii) or (iv) with respect to the business of the Buyer Companies, taken as a whole, relative to other similarly situated businesses in the hydraulic fracturing or oil field services industry may be considered and taken into account in determining whether there has been a Buyer Material Adverse Effect.

“Buyer Owned Real Property” shall mean all Real Property that is owned by any of the Buyer Companies.

“Class C Profits Interests” shall have the meaning assigned to it in the Third Amended and Restated Keane Parent LLC Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and similar state laws.

“COBRA Aggregate Premium Amount” shall mean an amount equal to the aggregate amount of applicable premiums paid in respect of each Excluded Employee and each Excluded Employee’s M&A Qualified Beneficiaries who elects and pays for COBRA continuation coverage under the group health plans of the Seller Companies; provided that, for this purpose, the applicable premium paid by each such Person shall be deemed to be the maximum premium permitted under 26 CFR 54.4980B-8 (regardless of whether any of the Seller Companies pay or subsidize any cost of such COBRA continuation coverage).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition Law” shall mean any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, in each case required to permit the consummation of the transactions contemplated by this Agreement.

“Contract” shall mean any written binding agreement, arrangement, purchase order, statement of work, bond, commitment, franchise, indemnity, indenture, instrument, lease or license.

“Control” (including, without limitation, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Current Assets” shall mean all Purchased Assets that would be reflected as current assets on a consolidated balance sheet of Seller Companies determined in accordance with the Applicable Accounting Principles, excluding the Seneca Resources Corporation credit and prepaid premiums with respect to the Business Insurance Policies, applied on a basis consistent with the preparation of the Net Working Capital Calculation. For the avoidance of doubt, Current Assets shall exclude cash and cash equivalents.

“Current Liabilities” shall mean all Assumed Liabilities that would be reflected as current liabilities on a consolidated balance sheet of Seller Companies determined in accordance with the Applicable Accounting Principles, including Owned Business Real Property Tax accruals and any Liability incurred with respect to the customer credits granted to SWEPI LP (Shell), but excluding current Liabilities with respect to the Scheduled Capital Leases, Accrued Employee Obligations and the Disclosed Claims, applied on a basis consistent with the preparation of the Net Working Capital Calculation.

“Data” shall mean all information and data, whether in printed or electronic form and whether contained in a database or otherwise, of any member of the Seller Companies used or held for use in the Business.

“Disclosed Claim” shall mean any matter set forth on Annex V-a – Disclosed Claims (Buyer Controlled) or Annex V-b – Disclosed Claims (Seller Controlled).

“Disclosed Obligations” shall mean any amounts incurred or owed in connection with the defense, negotiation, judgment or settlement of any Disclosed Claim (including, without limitation, legal expenses incurred by Keane Parent, Buyer, Trican Parent, any of the Seller Companies, or any Affiliates of the foregoing in connection therewith, and including, without limitation, any penalty credits granted to any customer of the Business in connection therewith).

“Disclosed Obligations Cap” shall mean $6,500,000, in the aggregate.

“EH&S Event” shall mean any event related to or arising out of an environmental, safety or health matter, including but not limited to, transportation accidents, worker or third party injuries (including, without limitation, sickness, disease or death), well blowouts, damage to property or the environment (including, without limitation, natural resources), Releases or threatened Releases of Hazardous Materials, and actual or alleged violations of Environmental Laws.

“Employee Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, excess benefit, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, equity-based, vacation, paid time off, severance, incentive, commission, retention, change in control, fringe benefit, profit sharing, pension, retirement, welfare, medical, dental, life, disability, death benefit, hospitalization or insurance plan, or other plan, agreement, Contract, policy, program or arrangement whether written or unwritten, qualified or non-qualified, funded or unfunded.

“Encumbrances” shall mean any and all liens, adverse claims, options, charges, pledges, security interests, deeds of trust, statutory deemed trusts, encumbrances, rights of first refusal, rights of first offer, rights or restrictions of any kind or nature.

“Environmental Claim” shall mean any Action, notice of violation, action, claim, lien, demand, abatement or other Order or directive (conditional or otherwise) by any Governmental Authority or any other Person (including, without limitation, any customer, employee or former employee of any contractor or subcontractor of the Seller Companies) for personal injury (including, without limitation, sickness, disease or death), tangible or intangible property damage, damage to the environment (including, without limitation, natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a threatened Release or Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of or exposure to, any Hazardous Material, odor or audible noise; (ii) the transportation, storage, manufacture, use, distribution, treatment or disposal of Hazardous Materials; (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits; or (iv) any contractual or other obligation to any other Person for or in connection with liability under Environmental Law.

“Environmental Law” shall mean any applicable civil or criminal federal, state, local or foreign law (including, without limitation, common law), statute, code, ordinance, rule, regulation, licenses, Environmental Permit or other requirement relating to the environment, natural resources, or occupational health and workplace safety as applicable and in effect at the Effective Time and includes, but is not limited to; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. § 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Liabilities” shall mean any and all losses, Liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, Remedial Actions and cleanup activities) arising from or under any Environmental Law or Environmental Permit or Environmental Claim or any Order or Contract now in effect with any Governmental Authority or other Person relating to environmental matters.

“Environmental Permit” shall mean any Business Permit required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that would be deemed a “single employer” with an applicable entity under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA.

“Excluded Businesses” shall mean (a) the Seller Companies’ U.S. completion tool installation and supply business, its Geological Services business, and its “Industrial Business,” each as described in greater detail on Annex II hereto; (b) the activities of the Seller Companies’ (including with respect to the Business) corporate department, administrative departments and other support functions; (c) the Excluded Field of Use; and (d) subject to the Transition Services Agreement and the Intellectual Property Agreements, which, will govern the providing of certain and Intellectual Property Rights relating thereto, all support functions for the Seller Companies provided by Trican Parent.

“Excluded Employee Liabilities” shall mean, other than to the extent included within the Disclosed Claims, Termination Obligations that are not in excess of the Termination Cap and any Stay Bonus Obligations, (i) any Accrued Employee Obligations and any other payments or entitlements that a Seller Company owes to any current or former Business Employee, including severance pay (statutory or otherwise), commissions, post-employment medical or life obligations, pension contributions, insurance premiums or Taxes; (ii) subject to the final sentence of this definition, any Liabilities of any Seller Company with respect to, or payments or entitlements to, any Business Employee arising after the Closing in respect of any stay bonus, change of control payment, retention payment, transaction bonus or similar payment arising as a result of the Transaction, including without limitation, any Stay Bonuses and other Liabilities under the Stay Bonus Agreements in excess of the Stay Bonus Obligations; (iii) any Liability, payment or obligations related to Business Employees, including under, or with respect to, actions under any labor, employment or similar Laws, including any such Liabilities arising under a Seller Benefit Plan, in each case that are incurred or accrued, or that arise prior to the Closing; (iv) any Liability or expense of a Seller Company which arises under or relates to any Seller Benefit Plan, including Liability to any Employee Benefit Plan that is subject to any Law that imposes Liability on a so-called “controlled group” basis, with or without reference to any provision of Section 4001 of ERISA, including by reason of Buyer being deemed successor to a Seller Company under ERISA; and (v) any Liabilities, payments, costs and disbursements incurred in connection with the termination of employment of any Business Employee, regardless of whether or not such Business Employee becomes a Transferred Employee, arising under any Seller Benefit Plan or other severance policy or agreement or under any applicable Law or otherwise; and (vi) any other Liabilities to the extent reserved for on the Financial Statements for any workers’ compensation claims, except to the extent included in the calculation of Final Net Working Capital (which Liabilities for certainty are Assumed Liabilities). For the avoidance of doubt, Excluded Employee Liabilities shall not include any severance obligations triggered by the termination of a Transferred Employee post-Closing, which shall be the obligation of Buyer.

“Excluded Fields of Use” means (a) the use and sale of the MVP Frac Product to treat proppant (including sand) for dust control except in pressure pumping services in which Buyer or any of its Affiliates is providing the pressure pumping services directly to any of their customers; and (b) the sale of the MVP Frac Product and the TriVert Product except in pressure pumping services in which Buyer or any of its Affiliates is providing the pressure pumping services directly to any of their customers.

“Financing Sources” means the Persons that have committed to provide, subject to the terms and conditions set forth in the Debt Financing Commitment, or have otherwise entered into Contracts in connection with, the Debt Financing Commitment or alternative debt financings in compliance with Section 5.19 in connection with the transactions contemplated hereby, together with their respective Affiliates and Representatives involved in the Debt Financing and their respective successors and assigns.

“Fundamental Representations” shall mean (a) the representations and warranties of the Seller Companies contained in Sections 4.1 (Organization; Corporate Power), 4.2 (Authorization and Non-Contravention), 4.3 (Solvency) and 4.4(a) (Title to and Sufficiency and Condition of Assets) and (b) the representations and warranties of the Buyer Companies contained in Sections 5.1 (Organization and Company Power), 5.2 (Capitalization and Valid Issuance) and 5.3 (Authorization and Non-Contravention).

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” shall mean any substance, material, physical agent, or waste which is defined, listed or regulated by any Governmental Authority, including, without limitation, any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” or words of similar import under any provision of Environmental Law, and includes, without limitation, petroleum, petroleum products (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-iodizing radioactive materials and substances, mold, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott Rodino Antitrust improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Act Notification” shall mean the Notification and Report Form filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act.

“IFRS” shall mean International Financial Reporting Standards applied on a consistent basis.

“Implied Default Valuation” shall mean the equity valuation of Keane Parent equal to $468,000,000.

“Indebtedness” shall mean, without duplication, (a) all obligations of any of the Seller Companies or Buyer Companies, as applicable, for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of any of the Seller Companies or Buyer Companies, as applicable, evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of any of the Seller Companies or Buyer Companies, as applicable, upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business consistent with past practices), (d) all obligations of any of the Seller Companies or Buyer Companies, as applicable, under conditional sale or other title retention agreements relating to property acquired by Seller Companies, (e) all obligations of any of the Seller Companies or Buyer Companies, as applicable, in respect of the deferred purchase price of property or services (excluding current accounts payable in the ordinary course of business consistent with past practices not more than 60 days past due), (f) all other indebtedness of the types described herein of other Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by any of the Seller Companies or Buyer Companies, as applicable, whether or not such indebtedness secured thereby has been assumed, (g) all guarantees by any of the Seller Companies or Buyer Companies, as applicable, of the indebtedness of any other Person, (h) all capital lease obligations (or lease obligations that may be capitalized pursuant to the Applicable Accounting Principles) of any of the Seller Companies or Buyer Companies, as applicable, (i) all obligations, contingent or otherwise, of any of the Seller Companies or Buyer Companies, as applicable, as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of any of the Seller Companies or Buyer Companies, as applicable, in respect of bankers’ acceptances, (k) all credits granted by any Seller Company or Buyer Company to any customer for future work to be performed and (l) the aggregate amount of all outstanding checks. The term “Indebtedness” shall include the indebtedness of any other entity to the extent any of the Seller Companies or Buyer Companies, as applicable, is liable therefor as a result of its ownership in, or other relationship with, such other entity, except to the extent the terms of such indebtedness provide that any of such Seller Companies or Buyer Companies, as applicable, is not liable therefor.

“Indemnified Party” shall mean any Person asserting a claim for indemnification under any provision of Section 9.

“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Section 9.

“Initial Cash Purchase Price” shall mean $200,000,000.

“Intellectual Property Rights” shall mean all intellectual property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (i) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing (collectively, the “Patents”), (ii) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, the “Trademarks”), (iii) Internet domain names, (iv) copyrights, works of authorship (including, without limitation, such rights in software) and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, (v) mask works and mask sets, and all applications and registrations of any of the foregoing, and (vi) confidential and proprietary information, trade secrets, technology, know-how, databases, inventions (whether patentable or unpatentable and whether or not reduced to practice), formulas, processes, developments and research, designs, circuit block libraries, algorithms, procedures, methods, techniques, technical data, programs, subroutines, specifications, apparatus, creations, improvements and other similar materials.

“Intellectual Property Agreements” shall mean, collectively, the Intellectual Property License Agreements and the Intellectual Property Transfer Agreement.

“Intellectual Property License Agreements” shall mean (a) the Intellectual Property License Agreement, entered into between Trican Parent and Buyer to, among other things, grant certain licenses to Buyer to use the Seller Business Intellectual Property, in the form attached hereto as Exhibit B and (b) the Intellectual Property License Agreement, entered into among Trican Parent, Trican U.S. and Buyer to, among other things, grant certain licenses to Buyer to use the Seller Business Intellectual Property, in the form attached hereto as Exhibit C.

“Intellectual Property Transfer Agreement” shall mean the Intellectual Property Transfer Agreement, entered into between Trican Parent and Buyer to, among other things, transfer the Purchased Business Intellectual Property to Buyer, in the form attached hereto as Exhibit D.

“IT Systems” shall mean the computer hardware, data processing systems, computer software, Internet websites and related content, networks and other peripherals used or held for use in the Business or, as applicable, the business of the Buyer Companies.

“Keane Common Equity Units” shall mean the Class A Units representing 10% of the total number of the then issued and outstanding common equity units of Keane Parent on a fully diluted basis before taking into account the Class C Profits Interests and the Management Incentive Plan.

“Law” shall mean any federal, state, local, municipal or other statute or law (including, without limitation, common law), ordinance, rule, standard, policy, code or regulation and any decree, injunction, judgment, order, ruling, assessments or writ of any applicable Governmental Authority.

“Leased Business Real Property” shall mean all of the Real Property that (a) is used in the Business and (b) is leased, subleased, licensed or occupied by any of the Seller Companies or any of their Affiliates and in each case, that is set forth on Section 4.11 of the Seller Disclosure Schedule, and for certainty excludes Owned Business Real Property.

“Lender Consents” shall mean those Consents consenting to the Transaction and including releases of any claims against the Purchased Assets and the Buyer Companies and their Affiliates or any of their respective assets after giving effect to the Transaction relating to any and all Indebtedness of Trican Parent or any of its Affiliates affecting the Business.

“Liability” or “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, express or implied, primary or secondary, including those arising under any Law, Action or Order and those arising under any Contract (but excluding any future performance obligations under any such Contracts).

“Lien” shall mean any lien (including, without limitation, environmental and tax liens), charge, mortgage, pledge, hypothecation, security interest, right-of-way (solely with respect to real property), option, right of first refusal, right of first offer or encumbrance of any kind.

“M&A Qualified Beneficiaries” shall have such meaning as provided under Treasury Regulation 54.4980B-9.

“Management Incentive Plan” shall mean an incentive plan of up to 15% of the outstanding equity interests of Keane Parent that will dilute each of the members of Keane Parent (including Trican U.S.) on a pro rata basis.

“Net Working Capital” shall mean, as of any date of determination, Current Assets minus Current Liabilities calculated in accordance with GAAP.

MVP Frac Product” means product marketed as MVP Frac and all variants thereof in oilfield services as of the Closing Date.

“Net Working Capital Calculation” shall mean a sample calculation of Net Working Capital set forth on Annex IV hereto.

“Non-Income Taxes” shall mean Taxes that are not Taxes based on or measured by net income or net receipts, however denominated.

“Order” shall mean any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority and any award in any arbitration proceeding.

“Outside Date” shall mean March 15, 2016; provided; however, if any Leased Business Real Property Consents scheduled on Section 3.4(d) of the Seller Disclosure Schedule have not been obtained as of March 15, 2016 and each of the other conditions to the obligations of the Parties set forth in Section 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), then at the option of Keane Parent (in its sole discretion) the Outside Date may be extended to March 30, 2016.

“Owned Business Real Property” shall mean all Real Property that (a) is used primarily in the Business and (b) is owned by any of the Seller Companies or any of their Affiliates.

“Permitted Encumbrances” shall mean, with respect to any Person, (i) liens for Taxes not yet due and payable; (ii) statutory or common Law liens to secure landlords, lessors or renters under leases or rental Contracts set forth in Section 4.11 of the Seller Disclosure Schedule, with respect to the Seller Companies and the Buyer Leased Real Property, with respect to the Buyer Companies regarding the premises rented to the extent that no payment or performance under any such lease or rental Contract is in arrears or is otherwise due; (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions, in each case, to the extent of record, on the uses of Real Property if the same do not, individually or in the aggregate, adversely affect in any material respect, the property encumbered thereby or, individually or in the aggregate, adversely affect in any material respect, the present ownership, use, operation or enjoyment of such property in the business of such Person as currently conducted; (iv) deposits or pledges made in connection with, or to secure payment for, workers’ compensation, unemployment insurance, or programs mandated under applicable Laws set forth on Annex III (Permitted Encumbrances) hereto; (v) statutory or common Law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not material, in arrears or otherwise due; (vi) the terms and conditions of the Purchased Contracts granting a lien or other encumbrance over Purchased Assets, but only in respect of amounts secured by such liens or encumbrances that are not in arrears or otherwise due and payable; and (vii) any other Encumbrances set forth on Annex III (Permitted Encumbrances) hereof.

“Person” shall mean an individual, a corporation, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership or other entity or a Governmental Authority.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean all liability for Taxes imposed on or with respect to the Seller Companies, the Business or the Purchased Assets for any Pre-Closing Tax Period. In the case of Taxes imposed with respect to any Straddle Period, such Taxes shall be allocated to the Pre-Closing Tax Period (i) in the case of Taxes imposed on specific events, such as sales and use Taxes, based on whether such event occurred in the Pre-Closing Tax Period; and (ii) in the case of Taxes imposed on a periodic basis, such as real and personal property Taxes, based on the number of calendar days in the portion of such Straddle Period that ends on and includes the Closing Date relative to the total number of calendar days in such Straddle Period.

“Purchased Contracts” shall mean all Scheduled Contracts, Leases and each other Contract acquired pursuant to Section 2.1 and not excluded pursuant to Section 2.2.

“R&W Insurance Policies” shall mean, collectively, the R&W Insurance Policy of Buyer and the R&W Insurance Policy of Trican Parent.

“R&W Insurance Policy of Buyer” shall mean that certain representations and warranties insurance policy (Policy No: 64738477), purchased by the Buyer and issued to the Buyer on January 25, 2016 in respect of this Agreement.

“R&W Insurance Policy of Trican Parent” shall mean that certain representations and warranties insurance policy (Policy No: C445306916A), purchased by Trican Parent and issued to Trican Parent on January 25, 2016 in respect of this Agreement.

“Real Property” shall mean all land, buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reference Net Working Capital” shall mean $61,198,000.

“Registered Business Intellectual Property Rights” shall mean all issued Patents, pending Patent applications, registered Trademarks, pending applications for registration of Trademarks, registered copyrights, pending applications for registration of copyrights, registered mask works, pending applications for registration of mask works and Internet domain names owned, filed or applied for by any of the Seller Companies used primarily to conduct, or relate primarily to, the Business.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) on or into the indoor or outdoor environment or into or out of any property.

“Remedial Action” shall mean all actions, including, without limitation, any required or voluntarily actions taken to (i) clean up remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) correct or otherwise address any non-compliance with Environmental Laws or Environmental Permits.

“Representatives” shall mean, with respect to any Person, any member, shareholder, limited partner, general partner, officer, director or employee of, or any investment banker, financing source, accountant, consultant, attorney or other advisor, representative or agent of such Person, but for certainty, in the case of Trican Parent, does not include shareholders.

“Sand Storage Settlement Liability” shall mean any Liability incurred in connection with the settlement of Sand Storage v. Trican Well Service, L.P. and Trilib Mgmt., LLC, No. 2:13-CV-303 (S.D. Tex. Sept. 30, 2013).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Business Intellectual Property” shall mean any Intellectual Property Rights used in the Business as of the Closing Date (other than Purchased Business Intellectual Property) that are owned by Trican Parent or any of the Seller Companies.

“Seller Material Adverse Effect” shall mean any circumstance, development, change, event, occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (a) has had or would reasonably be expected to have a material adverse effect on the Business or (b) would have a material adverse effect on the consummation of the transactions contemplated hereby; provided, however, that, solely for the purposes of clause (a) in determining Buyer’s rights pursuant to Section 8.1 and the condition set forth in Section 7.2(a), none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Seller Material Adverse Effect: (i) changes in conditions in the United States or global economy, commodity prices or capital or financial markets generally; (ii) acts of war or terrorism, or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement; (iii) changes in general legal, regulatory or political conditions or changes in Applicable Accounting Principles that, in each case, generally affect industries in which the Business is conducted; or (iv) changes in the hydraulic fracturing or oil field services industry that, in each case, generally affect companies in such industry; provided, that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (i), (ii), (iii) or (iv) with respect to the Business, taken as a whole, relative to other similarly situated businesses in the hydraulic fracturing or oil field services industry may be considered and taken into account in determining whether there has been a Seller Material Adverse Effect.

“Services Agreement” shall mean the Services Agreement entered into between Buyer and Trican U.S., in the form attached hereto as Exhibit G.

“Solvency Opinion” shall mean the solvency opinion of Duff & Phelps Corp. addressed to Trican Parent, dated as of the date hereof, together with a reliance letter addressed to Keane Parent.

“Solvent” shall mean, when used with respect to any Person, that, as of any date of determination (i) the sum of such Person’s debts is not greater than the Person’s property and assets, at a fair valuation, (ii) the present fair salable value of the Person’s assets is not less than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as and when such debts become absolute and matured, (iii) such Person does not have an unreasonably small amount of capital with which to conduct any business or transaction in which it is engaged or is proposed to be engaged, (iv) such Person’s property and assets, at a fair valuation, exceed the sum of its liabilities and stated capital of all classes and (v) such Person does not intend to, and does not believe it will, incur debts beyond its ability to pay as such debts become due. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “pay its probable liabilities on its existing debts (including contingent liabilities) as and when such debts become absolute and matured” shall mean that such Person will be able to generate enough cash from operations, asset dispositions or financing, or a combination thereof, to meet its probable obligations as they become due.

“Straddle Period” shall mean any Tax period that includes but does not end on the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by such Person or such Person and one or more other Persons acting in concert.

“Tangible Personal Property” shall mean all office equipment, machinery, equipment, supplies, vehicles, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by any of the Seller Companies used primarily in connection with ownership, maintenance or operation of the Business.

“Tax” or “Taxes” shall mean any federal, provincial, state, local, foreign and other taxes, including without limitation, income taxes, taxes imposed under Section 1374 of the Code, estimated taxes, alternative or add-on minimum taxes, excise taxes, sales taxes, use taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, gross receipts taxes, license taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, windfall profits taxes, environmental taxes (including, without limitation, taxes under Section 59A of the Code), customs duties, capital stock taxes, profits taxes, social security (or similar) taxes, unemployment taxes, disability taxes, real property taxes, personal property taxes, registration taxes, value added taxes, escheat or unclaimed property taxes, or other taxes, charges, fees or assessments of any kind whatsoever and all deficiencies or other additions to tax, interest, fines and penalties owed by it.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, and any amendment thereof.

“Territory” shall mean the United States (including Alaska and Hawaii), including its territorial waters.

“Total Recordable Incident Rate” shall mean the total recordable incidence rate determined in accordance with the U.S. Department of Labor, Bureau of Labor Statics calculations for computing incidence rates for work-related injuries and illnesses.

“Transaction Documents” shall mean this Agreement, the Transition Services Agreement, the Intellectual Property Agreements, the Third Amended and Restated Keane Parent LLC Agreement and the other documents to be executed and delivered in connection herewith and therewith.

“Transition Services Agreement” shall mean the Transition Services Agreement entered into among Trican Parent, Trican U.S. and Buyer, in the form attached hereto as Exhibit E.

“Transfer Taxes” means any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar Taxes (including any interest, fine, penalty or additions to tax imposed by any Governmental Authority in connection with such Taxes).

“Treasury Regulation” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“TriVert Product” means product marketed as TriVert and all variants thereof, as of the Closing Date, in oilfield services.

“Unutilized Equipment” means that the Tangible Personal Property set out in Section 4.4(c) of the Seller Disclosure Schedule.

“U.S. EPA RCRA Matter” shall mean the ongoing U.S. Environmental Protection Agency (“U.S. EPA”) investigation concerning Resource Conservation and Recovery Act (“RCRA”) violations at the Mathis facility, including its hazardous waste generator status, as set forth in the U.S. EPA Region 6 letter to Trican USA dated April 27, 2015 regarding “Potential RCRA Violations and Opportunity for Settlement” and related correspondence, which investigation has been expanded to Trican U.S.’s facilities located in Odessa, Texas; Springtown, Texas; and Mathis, Texas or may be expanded to additional Trican U.S. facilities, including without limitation all liabilities that arise from the US EPA RCRA Matter, costs to comply with applicable RCRA requirements, and any fines and penalties.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local Law.

“Working Capital Basket” shall mean the Basket as reduced (but not below $0) on a dollar-for-dollar basis by the aggregate amount of the reasonably expected Losses incurred, or to be incurred, by the Buyer Companies as a result of (x) the additions, supplements or amendments to the Seller Disclosure Schedules pursuant to Section 6.18 and (y) the failure of (i) the Fundamental Representations of Trican Parent and the Seller Companies to be true and correct in all respects upon execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (ii) all other representations and warranties of Trican Parent and the Seller Companies to be true and correct in all material respects upon execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

1.2. Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Definition	Section

$ 10.4(d)
Accounts Receivable	4.8(a	)
Affiliate Transaction	4.10
Agreement	Preamble
Allocation	3.7
Assumed Liabilities	2.3
Business Customers	4.21
Business Financial Statements	4.7(a	)
Business Insurance Policies	4.23
Business Intellectual Property Contracts	4.12(f	)
Business Permits	4.18
Business Suppliers	4.22
Buyer	Preamble
Buyer Benefit Plan	5.13(a	)
Buyer Companies	Preamble
Buyer Disclosure Schedule	5
Buyer Financial Statements	5.4(a	)
Buyer Indemnified Party	9.2
Buyer Insurance Policies	5.18
Buyer Permits	5.13(c	)
Buyer Related Party	8.4
Buyer’s Estimate of Working Capital Basket	3.6(a	)
Buyer’s Net Working Capital Estimate	3.6(a	)
Buyer-Calculated Cash Purchase Price	3.6(a	)
Cap	9.4(c	)
Claim Notice	9.6(a	)
Closing	3.3
Closing Cash Purchase Price	3.2(b	)
Closing Date	3.3
Customer Contracts	2.1(b	)
Debt Financing	5.19
Debt Financing Commitment	5.19
Debt Financing Fee Letter	5.19
Deductible	9.4(b	)
Defense Control Condition	9.6(a	)
Delayed Transfer Assets	6.19
Designated Employees	6.14(a	)
dollars	10.4(d	)
Equity Financing	5.19
Equity Financing Commitment	Recitals
Excluded Assets	2.2
Excluded Contracts	2.2(c	)
Excluded Employees	6.14(a	)

Excluded Liabilities	2.4
Expiration Date	9.1
Fees and Expenses	8.3
Final Cash Purchase Price	3.6(d	)
Final Net Working Capital	3.6(b	)
Final Payment Date	3.8
Final Stay Bonus Amount	6.14(c	)
Final Working Capital Basket	3.6(b	)
Financiers	10.10
Financing	5.19
Financing Commitments	5.19
Included Environmental Liabilities	2.3(e	)
Incremental Debt Commitment	5.19
Interim Business Financial Statements	6.5
Interim Financial Statements	6.6
Interim Period	6.1
Keane Parent	Preamble
Leases	4.11(e	)
Limited Guarantee	Recitals
Losses	9.2
Material Contract	4.12
Mini-Basket	9.4(b	)
Net Working Capital Estimate	3.2(a	)
Non-Business Contracts	2.2(b	)
Notice Period	9.6(a	)
Objection Notice	3.6(b	)
Other Business Contracts	2.1(d	)
Parties	Preamble
Party	Preamble
Patents	1.1
Phaseout Period	6.26
Post-Closing Statement	3.6
Purchased Assets	2.1
Purchased Business Intellectual Property	2.1(f	)
RCRA	1.1
Recent Financial Statements Date	4.7(a	)
Scheduled Assigned Supply Contracts	2.1(c	)
Scheduled Business Leased Real Property	2.1(n	)
Scheduled Business Owned Real Property	2.1(m	)
Scheduled Capital Leases	2.3(g	)
Scheduled Contracts	2.1(d	)
Scheduled Equipment	2.1(g	)
Scheduled IP	2.1(f	)
Scheduled Operating Leases	2.3(h	)
Scheduled Other Business Contracts	2.1(d	)
Scheduled Permits	2.1(h	)

Scheduled Purchased Assets	4.4(a	)
Seller Benefit Plans	4.17(a	)
Seller Disclosure Schedule	4
Seller Indemnified Party	9.3
Seller Termination Obligations	6.14(b	)
Sponsor	Recitals
Stay Bonus Agreement	4.27
Stay Bonus Obligation	6.14(c	)
Stay Bonuses	4.27
Subsidiary Equity Interests	5.2(c	)
Supply Contracts	2.1(c	)
Term Debt Commitment	5.19
Termination Cap	6.14(a)(2)
Termination Obligations	6.14(a	)
Third Amended and Restated Keane Parent LLC Agreement	2.5
Tier One Termination Fee	8.4
Tier Two Termination Fee	8.4
Trademarks	1.1
Transaction	Recitals
Transferred Employees	6.14(a	)
Trican marks	6.26(a	)
Trican Parent	Preamble
Trican U.S.	Preamble
U.S. EPA	1.1
Working Capital Basket Estimate	3.2(a	)

SECTION 2. PURCHASE AND SALE

2.1. Purchase and Sale of the Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller Companies shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall, and Keane Parent shall cause Buyer to, purchase from the Seller Companies, free and clear of any Encumbrances other than the Permitted Encumbrances, all of the Seller Companies’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), and which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including each of the following:

(a) all inventory used primarily in connection with the Business, including those finished goods, raw materials, work in progress, packaging, supplies, parts, components and other inventories;

(b) written Contracts with the customers of the Business (the “Customer Contracts”) set forth on Section 2.1(b) of the Seller Disclosure Schedule or entered into in connection with the Business during the Interim Period in accordance with Sections 6.1 and 6.18;

(c) written Contracts with each supplier of the Business (the “Supply Contracts”), a complete and correct list of which, as of the date hereof, is set forth on Section 2.1(c) of the Seller Disclosure Schedule or entered into in connection with the Business during the Interim Period in accordance with Sections 6.1 and 6.18; (the “Scheduled Supply Contracts”);

(d) written Contracts with any other Person relating to the Business (the “Other Business Contracts”), a complete and correct list of which, as of the date hereof, is set forth on Section 2.1(d) of the Seller Disclosure Schedule, along with any such Contracts entered into in connection with the Business during the Interim Period in accordance with Section 6.1; (the “Scheduled Other Business Contracts” and together with the Customer Contracts and Scheduled Supply Contracts, the “Scheduled Contracts”);

(e) all Accounts Receivable, and any security, claim, remedy or other similar right associated with the Accounts Receivable;

(f) Intellectual Property Rights that are owned by any of the Seller Companies and used primarily to conduct, or relate primarily to, the Business (the “Purchased Business Intellectual Property”), a complete and correct list of which, as of the date hereof is set forth on Section 2.1(f) of the Seller Disclosure Schedule, and in each case, all associated goodwill, including all rights thereunder, remedies against past and future infringement and rights to protection of interests therein under the Laws of all jurisdictions (collectively, the “Scheduled IP”);

(g) all furniture, fixtures, equipment, machinery, tools, spare parts, vehicles, office equipment, supplies, computers, telephones and other Tangible Personal Property primarily used or primarily held for use in connection with the Business, a complete and correct list of which, as of the date hereof is set forth on Section 2.1(g) of the Seller Disclosure Schedule (collectively, the “Scheduled Equipment”);

(h) to the extent transferable and reasonably useful, all Business Permits, which are held by any of the Seller Companies and primarily useful for the conduct of the Business, a complete and correct list of which, as of the date hereof is set forth on Section 2.1(h) of the Seller Disclosure Schedule (collectively, the “Scheduled Permits”);

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (other than prepaid Taxes) primarily related to the Business;

(j) all of the Seller Companies’ rights, to the extent transferable, under warranties, indemnities and all similar rights against third parties to the extent primarily related to the Business or the Purchased Assets;

(k) copies of all current and historical Books, Records and Files (other than income and similar Tax Returns and related Books, Records and Files), to the extent used in, or related to, the Business; provided, however, that they may be redacted to the extent primarily used in, or related to, the Excluded Assets or Excluded Businesses from Books, Records and Files and similar materials conveyed pursuant to this Section 2.1(k);

(l) all goodwill and the going concern value of the Business;

(m) all Owned Business Real Property, and any and all rights, contracts, or options to acquire a fee simple interest in real property in connection with the conduct of the Business, a complete and correct list of which is set forth on Section 2.1(m) of the Seller Disclosure Schedule (collectively, the “Scheduled Business Owned Real Property”);

(n) all Leased Business Real Property, a complete and correct list of which is set forth on Section 2.1(n) of the Seller Disclosure Schedule (collectively, the “Scheduled Business Leased Real Property”); and

(o) all rights of any Seller Company with respect to any Action, claim or proceeding against any third party primarily relating to the Business, a complete and correct list of which, as of the date hereof, is set forth on Section 2.1(o) of the Seller Disclosure Schedule.

2.2. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Seller Companies (collectively, the “Excluded Assets”):

(a) cash and cash equivalents;

(b) all Contracts to which any of the Seller Companies or one of their Affiliates is a party or by which any of the Seller Companies or any of their properties or assets may be bound that are not primarily related to the Business, including any customer Contracts that are not Customer Contracts (collectively, the “Non-Business Contracts”);

(c) all Contracts (other than the Scheduled Contracts and Contracts entered into in connection with the Business during the Interim Period in accordance with Section 6.1), including the Contracts set forth on Section 2.2(c)) of the Seller Disclosure Schedule (together with the Non-Business Contracts, the “Excluded Contracts”);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of any of the Seller Companies;

(e) all Seller Benefit Plans and assets attributable thereto;

(f) the assets, properties and rights specifically set forth on Schedule 2.2(f) of the Seller Disclosure Schedule;

(g) the rights which accrue or will accrue to any of the Seller Companies under this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

(h) all intercompany accounts receivable between any of the Seller Companies and any of their Affiliates, or between the Seller Companies;

(i) all rights under warranties, indemnities and all similar rights of Trican Parent or any of their Affiliates other than those specified in Section 2.1(i);

(j) all of the Business Insurance Policies;

(k) all rights to any Actions of any nature available to or being pursued by the Seller Companies to the extent related to actions or omissions prior to the Closing, whether arising by way of counterclaim or otherwise, other than those relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) Books, Records and Files that the Seller Companies are required by Law to retain in their possession;

(m) Intellectual Property Rights that are owned by (i) the Trican Parent or (ii) any of the Seller Companies that are not used primarily to conduct, or relate primarily to, the Business, as of the date hereof, including the Intellectual Property Rights set forth on Section 2.2(m) of the Seller Disclosure Schedule, and in each case, all associated goodwill, including all rights thereunder, remedies against past and future infringements and rights to protection interests therein under the Laws of all jurisdictions.

(n) all interests in and to refunds of Taxes relating to Pre-Closing Tax Periods or the Excluded Assets, other than any such refunds relating to the Disclosed Obligations; and

(o) all other property and assets of the Seller Companies to the extent not primarily used in or primarily related to the Business.

2.3. Assumed Liabilities. At the Closing, Buyer shall, and Keane Parent shall cause Buyer to, assume and agree to pay, perform and discharge when due, and indemnify and hold the Seller Companies harmless from and against any and all Losses attributable to, only the Liabilities of the Seller Companies set forth on Section 2.3 of the Seller Disclosure Schedule (the “Assumed Liabilities”), including and limited to:

(a) all Liabilities of the Seller Companies arising from or related to the Purchased Contracts;

(b) all Liabilities of the Seller Companies for Disclosed Claims (including reasonable legal expenses incurred by the Buyer Indemnified Parties or Seller Indemnified Parties in defending such claims), subject to Trican Parent’s obligations pursuant to Sections 6.16 and 9.2(d);

(c) (i) Non-Income Taxes imposed on or with respect to the Seller Companies, the Business or the Purchased Assets with respect to a Straddle Period to the extent that such Taxes do not constitute Pre-Closing Taxes, and (ii) Taxes imposed solely as a result of a Disclosed Claim (including reasonable legal expenses incurred by the Buyer Indemnified

Parties or Seller Indemnified Parties in connection therewith), provided that Trican Parent will reimburse Buyer for such sales and use Taxes until the Disclosed Obligations Cap has been exhausted;

(d) Transfer Taxes incurred in connection with the consummation of the Transaction which the Buyer Companies are responsible for pursuant to Section 6.21(a);

(e) the Environmental Liabilities arising from or related to the Owned Business Real Property and Leased Business Real Property, but only to the extent that such Owned Business Real Property or Leased Business Real Property is a Purchased Asset (“Included Environmental Liabilities”);

(f) all Liabilities of the Seller Companies arising from or related to the Transferred Employees, other than any Excluded Employee Liabilities, and, without being limited by the foregoing, Buyer’s obligations pursuant to Section 6.14 (Employee Matters) hereof, including under any Stay Bonus Obligations pursuant to Section 6.14;

(g) all Liabilities of the Seller Companies arising from or related to the capital leases set forth on Section 2.3(g) of the Seller Disclosure Schedule (the “Scheduled Capital Leases”);

(h) all Liabilities of the Seller Companies arising from or related to the operating leases set forth on Section 2.3(h) of the Seller Disclosure Schedule (the “Scheduled Operating Leases”); and

(i) all Liabilities of the Seller Companies to the extent such Liabilities are included in calculation of the Final Net Working Capital.

Notwithstanding anything to the contrary herein, the Assumed Liabilities shall not include the Excluded Liabilities set forth in Section 2.4 below.

2.4. Excluded Liabilities. At the Closing, Trican Parent and the Seller Companies shall retain, and shall be responsible for paying, performing and discharging when due, and neither Keane Parent, the Buyer Companies nor Buyer shall assume or have any responsibility for, all Liabilities of Trican Parent and the Seller Companies, (other than for the Assumed Liabilities) including the following Liabilities (collectively, the “Excluded Liabilities”):

(a) all Liabilities of the Seller Companies or any of their Affiliates to the extent relating to or arising out of the Excluded Businesses or the Excluded Assets or otherwise not related to the Business;

(b) all Liabilities relating to the Seller Benefit Plans;

(c) all Excluded Employee Liabilities;

(d) all Tax Liabilities imposed on or with respect to the Seller Companies, the Business or the Purchased Assets except those specified in Section 2.3(c);

(e) all Indebtedness of any of Trican Parent, the Seller Companies or any of their Affiliates except for the Scheduled Capital Leases and for the avoidance of doubt, except for any obligations under any of the Scheduled Operating Leases;

(f) all intercompany payables and loans between Trican Parent and any of the Seller Companies and any of their Affiliates, or between the Seller Companies; and

(g) any Liabilities or obligations of the Seller Companies under the Transaction Documents;

(h) all pre-Closing workers compensation Liabilities;

(i) all other Liabilities set forth on Section 2.4(i) of the Seller Disclosure Schedule;

(j) all Environmental Liabilities, other than the Included Environmental Liabilities; including, without limitation, costs for the disposal of (a) all Hazardous Materials associated with the Business that meet the definition of a waste under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or analogous state law, and (b) all waste materials, that, in either case of (a) or (b), as of the Closing Date, have been present for 60 days or more at any of the Owned Business Real Property or Leased Business Property or at any other property at which the Business operates, including without limitation customer sites. Such disposal costs shall include, without limitation, all costs associated with waste characterization, disposal, fines, penalties, notice and manifest requirements, and other requirements under Environmental Law for the proper disposal of such Hazardous Materials and waste materials;

(k) Transfer Taxes incurred in connection with the consummation of the Transaction which Trican Parent and the Seller Companies are responsible for pursuant to Section 6.21(a); and

in each case, except to the extent such Liabilities are included in the calculation of Final Net Working Capital.

2.5. Third Amended and Restated Keane Parent LLC Agreement. At the Closing, the Second Amended and Restated Limited Liability Company Agreement of Keane Parent shall be amended and restated substantially in the form attached hereto as Exhibit F (the “Third Amended and Restated Keane Parent LLC Agreement”), until thereafter amended, modified or supplemented in accordance with its terms.

SECTION 3. CLOSING AND RELATED MATTERS

3.1. Purchase Price; Issuance of Units; Class C Profits Interest. On the terms and subject to the conditions set forth in this Agreement, in consideration of the sale of the Purchased Assets and the assumption of the Assumed Liabilities, at the Closing:

(a) Buyer shall, and Keane Parent shall cause Buyer to, pay to Trican U.S. by wire transfer of immediately available funds to a bank account designated by Trican U.S. in writing not fewer than two Business Days prior to the Closing, the Closing Cash Purchase Price. The Final Cash Purchase Price is the Closing Cash Purchase Price, as it may be adjusted in accordance with Section 3.6;

(b) Keane Parent shall, at the direction of Buyer and as a portion of the consideration payable by Buyer for the Purchased Assets, issue to Trican U.S. and Trican U.S. shall acquire from Keane Parent at Buyer’s direction, the Keane Common Equity Units; and

(c) Keane Parent shall issue to Trican U.S. the Class C Profits Interests in the amount set out in, and in accordance with, Schedule A to the Third Amended and Restated Keane Parent LLC Agreement.

3.2. Closing Cash Purchase Price.

(a) At least five Business Days prior to Closing, Trican U.S. shall deliver to Keane Parent a certificate, dated as of the date of delivery, setting forth Trican U.S.’s reasonable, good faith estimate of the Closing Cash Purchase Price, including a statement in reasonable detail of the (i) estimated amount of the Net Working Capital as of the Closing (the “Net Working Capital Estimate”), calculated in accordance with GAAP and to the extent consistent with GAAP, prepared in a manner consistent with the Net Working Capital Calculation and (ii) the estimated amount of the Working Capital Basket (the “Working Capital Basket Estimate”); provided that, if Keane Parent indicates in writing to Trican U.S. at least two Business Days prior to the Closing that it does not agree with Trican U.S.’s calculation of the Net Working Capital Estimate or the Working Capital Basket Estimate, then Keane Parent and Trican U.S. will use commercially reasonable efforts to mutually reconcile such dispute and if any adjustments are made thereto, then the adjusted calculation of the Net Working Capital Estimate or the Working Capital Basket Estimate, as applicable, as so mutually reconciled, shall be the Net Working Capital Estimate or the Working Capital Basket Estimate, as applicable.

(b) At the Closing, Buyer shall, and Keane Parent shall cause Buyer to, pay to Trican U.S. in cash, by wire transfer of immediately available funds, to the account or accounts designated in writing by Trican U.S. to Buyer at least two Business Days prior to the date of the Closing, an aggregate amount (the “Closing Cash Purchase Price”) equal to (A) the Initial Cash Purchase Price either plus (B) the amount (if any) by which the Net Working Capital Estimate exceeds the Reference Net Working Capital or minus (B) the amount (if any) by which the Reference Net Working Capital is greater than the sum of the Net Working Capital Estimate and the Working Capital Basket Estimate.

3.3. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, at 10:00 a.m. local time, on the fifth Business Day following the satisfaction or waiver of each of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other place, time or date as Trican Parent and Keane Parent may mutually agree in writing (the day on which the Closing takes place, the “Closing Date”).

3.4. Closing Deliveries by Trican Parent. At the Closing, Trican U.S. shall deliver to Buyer:

(a) a duly executed counterpart of each Bill of Sale and Assignment and Assumption Agreement;

(b) a duly executed counterpart of each Intellectual Property Agreement;

(c) a duly executed counterpart of the Transition Services Agreement;

(d) evidence reasonably satisfactory to Keane Parent that the Consents identified on Section 3.4(d) of the Seller Disclosure Schedule as being required as a condition of Closing have been obtained;

(e) the certificate required by Section 7.2(f);

(f) a duly executed counterpart of the Services Agreement;

(g) duly executed assignments of lease, in customary form, conveying each Leased Business Real Property to Buyer or its designated Affiliate;

(h) a duly executed counterpart of the Third Amended and Restated Keane Parent LLC Agreement;

(i) duly executed deeds, in customary form, conveying each Owned Business Real Property to Buyer or its designated Affiliate;

(j) a duly executed certificate from each Seller Company substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(b);

(k) evidence reasonably satisfactory to Keane Parent that each of the Lender Consents is in full force and effect and the release of all collateral constituting Purchased Assets has occurred or will occur concurrently with Closing;

(l) a true and correct copy of the Bring-down Solvency Opinion; and

(m) a duly executed copy of any other instrument or agreement, reasonably requested by Buyer.

3.5. Closing Deliveries by Keane Parent. At the Closing, Buyer shall deliver, and Keane Parent shall cause Buyer to deliver to Trican U.S.:

(a) the Closing Cash Purchase Price pursuant to Section 3.1;

(b) a duly executed counterpart of each Bill of Sale and Assignment and Assumption Agreement;

(c) a duly executed counterpart of each Intellectual Property Agreement;

(d) certificates representing the Keane Common Equity Units and the Class C Profits Interests;

(e) a duly executed counterpart of the Transition Services Agreement;

(f) the certificate required by Section 7.3(e);

(g) a duly executed counterpart of the Services Agreement;

(h) a duly executed assumption of lease by Buyer or its designated Affiliate, in customary form, assuming the Leased Business Real Property from the applicable Seller Company;

(i) a duly executed counterpart of the Third Amended and Restated Keane Parent Agreement; and

(j) a duly executed copy of any other instrument, agreement, or document, reasonably requested by Trican Parent, including for the purposes of complying with any disclosure obligations under applicable Laws.

3.6. Post-Closing Adjustment.

(a) Post-Closing Statement. Keane Parent shall prepare and deliver to Trican U.S., a written statement setting forth the information required by the following sentence (the “Post-Closing Statement”) within 90 days after the Closing Date. The Post-Closing Statement shall set forth, as of the Closing, (i) Keane Parent’s determination of the Net Working Capital Estimate (the “Buyer’s Net Working Capital Estimate”); (ii) a calculation, in reasonable detail, showing how the Buyer’s Net Working Capital Estimate was calculated; (iii) Keane Parent’s determination of the Working Capital Basket Estimate (“Buyer’s Estimate of Working Capital Basket”); (iv) a calculation, in reasonable detail, showing how the Buyer’s Estimate of Working Capital Basket was calculated and (v) the Final Cash Purchase Price, if calculated based on the Buyer’s Net Working Capital Estimate and taking into account the Buyer’s Estimate of Working Capital Basket (the “Buyer-Calculated Cash Purchase Price”). The Post-Closing Statement shall be prepared in accordance with GAAP and to the extent in accordance with GAAP, in a manner consistent with the Net Working Capital Calculation.

(b) Determination of Final Net Working Capital. Within 30 days following Keane Parent’s delivery of the Post-Closing Statement, Trican U.S. may deliver a written notice to Keane Parent (an “Objection Notice”), (i) indicating that Trican U.S. disputes the Buyer’s Net Working Capital Estimate or the Buyer’s Estimate of Working Capital Basket and (ii) specifying in reasonable detail all disputed items and the basis therefor. The Objection Notice shall be prepared in a manner consistent with GAAP and to the extent consistent with GAAP, the Net Working Capital Calculation. If Trican U.S. does not deliver an Objection Notice within such 30-day period, then the Buyer’s Net Working Capital Estimate and the Buyer’s Estimate of Working Capital Basket shall be deemed to be the Final Net Working Capital and the Final Working Capital Basket, as applicable. If Trican U.S. delivers an Objection Notice within such 30-day period, then Trican U.S. and Keane Parent shall negotiate in good faith to resolve such dispute. If such dispute is resolved in writing by Trican U.S. and

Keane Parent within 30 days following receipt by Keane Parent of the Objection Notice, then the Buyer’s Net Working Capital Estimate, as adjusted to reflect the results of such resolution, shall be deemed to be the Final Net Working Capital. If such dispute is not resolved in writing by Trican U.S. and Keane Parent within such 30-day period, then Trican U.S. and Keane Parent jointly shall engage the Accounting Firm, acting as an expert and not as an arbitrator, to resolve only such remaining disputed amounts. The Accounting Firm shall only decide the specific items under dispute by the Parties as indicated in the Objection Notice. As promptly as practicable thereafter, and in no event later than 30 days thereafter, Trican U.S. and Keane Parent shall (i) each prepare and submit a presentation to the Accounting Firm detailing each Party’s complete statement of proposed resolution of the dispute and (ii) instruct the Accounting Firm, acting as an expert and not an arbitrator attempting to reach an acceptable compromise, to render a decision resolving the matters in dispute, in accordance with GAAP and the applicable terms hereof, including the Net Working Capital Calculation, within ten days of the submission of such matters to the Accounting Firm. The Accounting Firm shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Trican U.S., on the one hand, or Keane Parent, on the other hand, or less than the smallest value for such item assigned to it by Trican U.S., on the one hand, or Keane Parent, on the other hand. The Accounting Firm shall apply GAAP to the specific items in dispute, and shall have no authority or power to alter, modify, amend, add to or subtract from any term or provision of GAAP or the terms of this Agreement. None of the Parties or any of their respective Representatives shall have any ex parte communications or meetings with the Accounting Firm regarding the matters in dispute without the other Party’s or Parties’ prior written consent, and any written communications with the Accounting Firm by any Party shall be contemporaneously delivered to the other Party. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties. The Buyer’s Net Working Capital Estimate and the Buyer’s Estimate of Working Capital Basket, each as modified by the determinations of the Accounting Firm, shall be deemed to be the Final Net Working Capital and the Final Working Capital Basket, as applicable. The fees and expenses of the Accounting Firm shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by Trican U.S., on the one hand, and Keane Parent, on the other hand, as finally determined by the Accounting Firm, bears to the total dollar amount of such remaining disputed items so submitted. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties (absent fraud). By way of example only, if closing accounts receivable is the only disputed item submitted to the Accounting Firm, and Trican U.S. claims that closing accounts receivable is $1,000, and Buyer contests only $500 of the amount claimed by Trican U.S., and if the Accounting Firm ultimately resolves the dispute by awarding Trican U.S. $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Keane Parent and 40% (i.e., 200 ÷ 500) to Trican U.S. The Net Working Capital as finally determined in accordance with this Section 3.6(b) is referred to herein as the “Final Net Working Capital” and the Working Capital Basket as finally determined in accordance with this Section 3.6(b) is referred to herein as the “Final Working Capital Basket”.

(c) Access. For purposes of complying with the terms set forth in this Section 3.6(c), the Seller Companies and Trican Parent, on the one hand, and the Buyer Companies, on the other hand, shall cooperate with and make available to the other Party or Parties, as applicable, and their respective Representatives all information, records and data, and shall permit access to its personnel, as may be reasonably required in connection with the preparation and analysis or review of the Post-Closing Statement, the Objection Notice and the Parties’ attempt at a resolution (in any case, subject to the execution of customary access letters, if requested, with respect to the work product of a Party’s independent accountant); provided that such access shall be in a manner that does not interfere with the normal business operations of the Seller Companies, the Business or the Buyer Companies.

(d) Purchase Price Adjustment. Within five Business Days after the final determination of Final Net Working Capital and the Final Working Capital Basket, each pursuant to this Section 3.6, (i) if the Final Cash Purchase Price exceeds the Closing Cash Purchase Price, then Keane Parent shall, or shall cause Buyer to, pay to Trican U.S. such excess, by wire transfer of immediately available funds to the account or accounts designated in writing by Trican U.S. for such purpose, and (ii) subject to Section 3.8, if the Closing Cash Purchase Price exceeds the Final Cash Purchase Price, then Trican U.S. shall pay to Keane Parent or Buyer such excess, by wire transfer of immediately available funds to the account designated in writing by Keane Parent for such purpose. The “Final Cash Purchase Price” shall mean the aggregate amount equal to (A) the Initial Cash Purchase Price either plus (B) the amount (if any) by which the Final Net Working Capital exceeds the Reference Net Working Capital or minus (B) the amount (if any) by which the Reference Net Working Capital is greater than the sum of the Final Net Working Capital and the Final Working Capital Basket.

3.7. Purchase Price Allocation.

(a) Within 30 Business Days of the determination of the Final Net Working Capital in accordance with the provisions of Section 3.6(b), Buyer shall provide to Trican Parent an allocation of the Final Cash Purchase Price among the Purchased Assets (the “Allocation”). The Allocation shall be prepared by Keane Parent in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Trican Parent shall be entitled to review and comment on such schedule for 30 Business Days, and Keane Parent shall consider such comments in good faith. Thereafter, Keane Parent shall provide to Trican Parent Keane Parent’s final allocation schedule.

(b) Each of Trican Parent and the Seller Companies, on the one hand, and Keane Parent and the Buyer, on the other hand, shall (i) be bound by the Allocation for purposes of determining Taxes and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation. Neither Trican Parent, the Seller Companies, Keane Parent, nor the Buyer shall take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by a final determination by an applicable taxing authority.

3.8. Reduction to Keane Common Equity Units. If Trican Parent or the Seller Companies fail to pay, or cause to be paid, as applicable, any amounts owed to Keane Parent or Buyer pursuant to Sections 3.6(d)(ii), 6.16 or 9, Keane Parent may deliver a notice in accordance with Section 10.6 to Trican Parent to that effect. If Trican Parent or the Seller Companies fail to pay, or cause to be paid, as applicable, any such amounts within 10 days from the date of receipt of such notice, or 30 days from the date of final resolution or determination of a dispute between Keane Parent or Buyer, on the one hand, and Trican Parent or the Seller Companies, on the other hand, in respect of such amounts, whichever is later (the “Final Payment Date”), then Trican U.S.’s Keane Common Equity Units will immediately and automatically be reduced on a dollar-for-dollar basis based on the Implied Default Valuation equal to such amounts paid by, or due to, Keane Parent or Buyer; provided that at least 10 days prior to the Final Payment Date, Keane Parent will provide a written notice to Trican Parent and Trican U.S. setting forth the calculation of any such adjustment and the number of Keane Common Equity Units owned by Trican U.S. (and the fully diluted percentage ownership thereof) after taking into account any adjustment in accordance with this Section 3.8.

3.9. Tax Treatment of Consideration. The Parties intend, for U.S. federal income tax purposes, that the transactions described in Section 2.1 be treated as follows: (i) in part as if Trican U.S. contributed an undivided interest in the Purchased Assets to Buyer in exchange for the Keane Common Equity Units in a transaction consistent with the requirements of Section 721(a) of the Code, to the extent applicable, and (ii) in part as if Trican U.S. received a distribution from Buyer of the Final Cash Purchase Price as a disguised sale of an undivided interest in the Purchased Assets subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations. The Parties shall not take a position that is inconsistent with the foregoing provisions of this Section 3.9 in any Tax Return, or otherwise in respect of any Tax matter, unless otherwise required by applicable Law.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF TRICAN PARENT AND THE SELLER COMPANIES.

In order to induce Keane Parent and Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each of Trican Parent and the Seller Companies, jointly and severally, make to Keane Parent and Buyer, the representations and warranties contained in this Section 4 as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), which representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to Keane Parent and Buyer prior to the execution of this Agreement (the “Seller Disclosure Schedule”). Each exception set forth in the Seller Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall be deemed to qualify the particular section or sections of Section 4 specified for such item, unless there is an explicit and reasonably specific cross-reference to another section or sections of Section 4, in which case such exception shall also be deemed to qualify such other section or sections. References herein to the “knowledge” or “awareness” of the Seller Companies or Trican Parent shall mean the actual knowledge of Dale Dusterhoft, Mike Baldwin, Jim McKee, Don Luft, Sam Daniel, Bonita Croft and Mehgan Wichuk, after due inquiry.

4.1. Organization; Corporate Power. Each of Trican Parent and the Seller Companies is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Trican Parent and the Seller Companies has all required corporate, limited partnership or similar power, as applicable, and authority to own, lease, or otherwise hold the Purchased Assets and to carry on the Business as presently conducted, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The copies of the organizational documents of each of Trican Parent and the Seller Companies that have been furnished to Buyer by the Seller Companies prior to the date hereof are correct and complete as of the date hereof. Other than the Seller Companies, no other Person that is an Affiliate of Trican Parent has any right, title or interest in any asset that would constitute a Purchased Asset if such Person were a Seller Company hereunder. Each of the Seller Companies is duly qualified to do business as a foreign corporation, limited liability company or partnership, as applicable, in each jurisdiction where such qualification is required, except where the failure to so qualify would not, in the aggregate, be material.

4.2. Authorization and Non-Contravention. This Agreement is, and, upon execution and delivery by Trican Parent and the Seller Companies pursuant to the terms hereof, all Transaction Documents required to be executed and delivered by Trican Parent and the Seller Companies pursuant hereto at Closing will be, valid and binding obligations of the Seller Companies, enforceable against Trican Parent and each of the Seller Companies, as applicable, in accordance with their respective terms. The execution, delivery and performance of this Agreement and all other Transaction Documents by Trican Parent and each of the Seller Companies have been duly authorized by all necessary corporate or limited partnership action, as applicable, and shareholder or partnership action, as applicable, of Trican Parent and each of the Seller Companies, and no other corporate or limited partnership proceedings, as applicable, on the part of Trican Parent or any of the Seller Companies are necessary to authorize or approve this Agreement and the Transaction Documents. The Transaction does not constitute a sale of all or substantially all of Trican Parent’s assets, as determined in accordance with the applicable Law. No vote of the holders of any class or series of capital stock of Trican Parent or any of its Affiliates is necessary to approve this Agreement or the Transaction. Except as set forth in Section 4.2 or 4.5 of the Seller Disclosure Schedule, and except for compliance with the applicable requirements of the HSR Act, neither the execution, delivery and performance by Trican Parent or any of the Seller Companies of this Agreement and all Transaction Documents, nor the consummation of the Transaction will (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of the articles of incorporation, operating agreement, limited partnership agreement, bylaws or similar organizational document of Trican Parent or any of the Seller Companies, or cause the creation of any Encumbrance upon any of the Purchased Assets; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order applicable to Trican Parent or any of the Seller Companies; (iii) require from Trican Parent or any of the Seller Companies any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other Person; or (iv) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Business Permit, other than, in the case of clauses (ii), (iii) and (iv), such violations, conflicts, defaults or encumbrances that would not, individually or in the aggregate, reasonably be material.

4.3. Solvency. After giving effect to the Transaction, including the assumption of the Assumed Liabilities, retention of the Excluded Liabilities, payment of all amounts required to be paid in connection with the consummation of the Transaction, and payment of all related costs, fees and expenses, Trican Parent and its Subsidiaries (on a consolidated basis) will be Solvent as of the Closing Date and immediately after the consummation of the Transaction, and Trican Parent has delivered to Keane Parent a true and correct copy of the Solvency Opinion.

4.4. Title to and Sufficiency and Condition of Assets.

(a) Except as set forth in Section 4.4(a) of the Seller Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to be material, and other than the Permitted Encumbrances, the Seller Companies have good, valid and marketable title to each of the Purchased Assets, including the Tangible Personal Property, a complete and correct list (other than immaterial exceptions) of which, as of the date hereof is set forth on Section 4.4(a) of the Seller Disclosure Schedule (the “Scheduled Purchased Assets”).

(b) Section 4.4(b) of the Seller Disclosure Schedule sets forth a complete and correct list of the Scheduled Purchased Assets other than the Unutilized Equipment.

(c) Except for the Unutilized Equipment, a complete and correct list (other than immaterial exceptions) of which, as of the date hereof is set forth in Section 4.4(c) of the Seller Disclosure Schedule, all of the Purchased Assets are in good operating condition and repair, subject to normal wear and maintenance, and are usable in the ordinary course of business consistent with the Seller Companies’ past practices.

(d) The cost of carrying out all maintenance and repair operations necessary to bring the Unutilized Equipment into good operating condition and repair and usable in the ordinary course of business consistent with the Seller Companies’ past practices, will not exceed $4,750,000 in the aggregate.

(e) The Purchased Assets, taken together with the services, assets and rights to be provided hereunder or under the Transaction Documents, the Excluded Assets and the Excluded Business, constitute, all of the properties, rights, tangible and intangible assets necessary to operate the Business.

4.5. Consents of Purchased Contracts. Except as disclosed on Section 4.5 of the Seller Disclosure Schedule, and except for notices of assignment required to be delivered on a post-closing basis, neither the execution, delivery and performance by Trican Parent or any of the Seller Companies of this Agreement or any other Transaction Documents, nor the consummation of the Transaction, will (i) require from Trican Parent or any of the Seller Companies any notice to, declaration or filing with, or consent or approval of any Person or (ii) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any of the Material Contracts. Trican Parent has delivered to Keane Parent true and correct copies of the Lender Consents, which Consents have not been amended, modified or revoked and are in full force and effect.

4.6. Inventory. All inventory of the Business is, in all material respects, of a quantity and quality consistent with the quantity and quality levels maintained in the ordinary course of business consistent with the Seller Companies’ past practice.

4.7. Business Financial Statements.

(a) (i) Trican Parent has delivered to Keane Parent the unaudited balance sheets and income statements of Trican Well Service, L.P. as of and for the fiscal year ended December 31, 2014 and as of and for monthly periods ended October 31, 2015 (such latter date being the “Recent Financial Statements Date”, and such financial statements, together with the Interim Business Financial Statements, the “Business Financial Statements”). The Business Financial Statements have been, and in the case of the Interim Business Financial Statements will be, prepared in accordance with the Applicable Accounting Principles and fairly present, and in the case of the Interim Business Financial Statements will fairly present, the financial condition and results of operations of the Business as of the respective dates of and for the periods referred to therein. The Business Financial Statements give effect to the exclusion of the Excluded Businesses and their respective assets, liabilities and results of operation.

(b) Neither the Seller Companies nor any of their Subsidiaries has any Liabilities (whether known or unknown) pertaining to the Business, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such Liabilities, except Liabilities pertaining to the Business (i) reflected or reserved against on the balance sheet of the Business as of the Recent Financial Statements Date included in the Business Financial Statements; or (ii) incurred after the Recent Financial Statements Date in the ordinary course of business consistent with past practice.

(c) There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) pertaining to the Business.

(d) Neither Trican Parent nor the Seller Companies nor any of their Subsidiaries nor any director or executive officer thereof has, and to the knowledge of Trican Parent or any of the Seller Companies, no other officer, employee or accountant of Trican Parent or any of the Seller Companies or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing that Trican Parent or any of the Seller Companies or any of their Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices pertaining to the Business. Except as provided in Section 4.7(d) of the Seller Disclosure Schedule, to the knowledge of the Seller Companies, no attorney representing Trican Parent or any of the Seller Companies or any of their Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by Trican Parent or any of the Seller Companies or their Subsidiaries or any of their respective officers, directors, employees or agents pertaining to the Business to the board of directors or any committee thereof or to any director or officer of Trican Parent or the Seller Companies or their Subsidiaries.

4.8. Accounts Receivable.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material, each of the accounts receivable of the Business as set forth in the Financial Statements (to the extent applicable) or arising since the date thereof (collectively, the “Accounts Receivable”) has arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with the Seller Companies’ past practices, and is not subject to valid defenses, set-offs or counterclaims except as expressly reserved against such Account Receivable in the Business Financial Statements. Except as would not, individually or in the aggregate, reasonably be expected to be material, and except as included as a Disclosed Claim, no account debtor or note debtor of any Account Receivable has refused or, to the knowledge of Trican Parent or the Seller Companies, threatened to refuse, to pay any material obligations for any reason, or has otherwise made a claim of set-off or similar claim and no account debtor or note debtor of any material Account Receivable is, to the knowledge of Trican Parent or the Seller Companies, insolvent or bankrupt.

(b) Section 4.8(b) of the Seller Disclosure Schedule sets forth an aging list as of October 31, 2015 of all Accounts Receivable in excess of $50,000, which list is complete and accurate in all material respects as of the Recent Financial Statements Date.

4.9. Absence of Certain Developments. Except as expressly contemplated by this Agreement, (a) since the Recent Financial Statements Date, there has not been any state of facts, change, development, event, effect, condition or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) between the Recent Financial Statements Date and the date hereof, neither Trican Parent nor any of the Seller Companies has taken any action that, if taken after the date of this Agreement without the prior written consent of Keane Parent, would constitute a breach of Section 6.1.

4.10. Affiliate Transactions. Except as set forth on Section 4.10 of the Seller Disclosure Schedule, (a) no director, officer, or employee of any of the Seller Companies is a party to any Contract or transaction with any of the Seller Companies relating to the Business, (b) no director, officer, or employee of Trican Parent or any other Subsidiary or Affiliate of Trican Parent is a party to any Contract or transaction with any of the Seller Companies relating to the Business, or (c) neither Trican Parent nor any of its Affiliates is a party to any Contract or transaction with any of the Seller Companies relating to the Business (each, an “Affiliate Transaction”).

4.11. Properties.

(a) Section 4.11(a) of the Seller Disclosure Schedule lists all Owned Business Real Property and Section 4.11(b) of the Seller Disclosure Schedule lists all Leased Business Real Property. The applicable Seller Company has good, valid, marketable and insurable title to or, valid and subsisting leasehold or license interests in, free and clear of all Liens or Encumbrances (except for Permitted Encumbrances), the Owned Business Real Property and Leased Business Real Property, as applicable. All Leased Business Real Property is held under good, valid, marketable and insurable title or valid leasehold or license interest, as applicable, subject only to Permitted Encumbrances and such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the value or use of the property. There is no action pending, or to the knowledge of Trican Parent and the Seller Companies, threatened, that if adversely determined would interfere, in any material respect, with the quiet enjoyment by the Seller Companies of any such leasehold or license. Except as set forth in Section 4.11(c) of the Seller Disclosure Schedule, and except for the Permitted Encumbrances, no third party has any rights to occupy or otherwise use any portion of the Owned Business Real Property and/or the Leased Business Real Property.

(b) With respect to each item of Owned Business Real Property, (i) there are no outstanding claims made by or against the Seller Companies with respect to title or ownership of the Owned Business Real Property, (ii) no Governmental Authority or other Person has commenced to exercise the power of eminent domain or a similar power with respect to all or any part of the Owned Business Real Property and there are no pending or, to the knowledge of Trican Parent and the Seller Companies, threatened, and none of the Seller Companies have received notice of any pending or threatened, condemnation or eminent domain proceedings that affect any Owned Business Real Property, (iii) such Owned Business Real Property is in material compliance with all applicable Laws, including, without limitation, zoning ordinances, (iv) there are no pending or, to the knowledge of Trican Parent and the Seller Companies, threatened, and none of the Seller Companies have received notice of any pending or threatened, fire, health, safety, building, zoning, tax certiorari or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Owned Business Real Property, which, if adversely determined could materially adversely affect the current use, occupancy or value thereof; and (v) none of the Seller Companies have received notice of any pending or threatened special assessments or special assessment proceedings affecting any portion of the Owned Business Real Property.

(c) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each parcel of Owned Business Real Property (i) has adequate rights of access to dedicated public ways or reciprocal easements and adequate utility service, sanitary service and drainage service to service the Real Property for its intended use and all public utilities necessary for the use and enjoyment of the Real Property are located either in the public right-of-way abutting the Real Property (which are connected so as to serve such Real Property without passing over other property) or in recorded easements serving the Real Property; (ii) is in good order and repair and structurally sound in all material respects; (iii) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Property for the Business, which occupancy and other certificates and permits are valid and in full force and effect; (iv) is in material compliance with all written notes or notices of violation of any applicable Law against or affecting such Real Property; (v) does not have any outstanding correcting work orders issued to the Seller Companies from any Governmental Authority or any insurance company; and (vi) to the knowledge of Trican Parent and the Seller Companies, does not have any pending or proposed special or other assessments for public improvements or otherwise affecting such Real Property (nor are there any contemplated improvements to the Real Property that may result in such special or other assessment).

(d) Seller Companies have made available to Keane Parent copies of each deed for each parcel of Owned Business Real Property and all title insurance policies, all underlying current title documents and surveys relating to the Owned Business Real Property.

(e) Seller Companies have delivered to Keane Parent true, correct and complete copies of all leases, subleases, licenses or occupancy agreements, including any amendments or modifications thereto, pursuant to which the Leased Business Real Property is leased, subleased or otherwise occupied by the Seller Companies (or, if oral, written summaries thereof) (collectively, the “Leases”). Each of the Leases is a valid and binding agreement of the applicable Seller Company or its applicable Affiliate party thereto, and is in full force and effect, and neither the Seller Companies nor to the knowledge of Trican Parent and the Seller Companies, as of the date hereof, any other party thereto, is in default or breach in any respect under the terms of any such Lease.

4.12. Certain Contracts and Arrangements. Section 4.12 of the Seller Disclosure Schedule contains a complete and accurate list of any Contract primarily related to the Business other than the Excluded Contracts which, as of the date hereof, meets one or more of the below categories (each being a “Material Contract”), each of which the Seller Companies have provided to Keane Parent a true and correct copy of:

(a) a Contract involving a potential commitment or payment by any of the Seller Companies in excess of $50,000;

(b) a Supply Contract, each of which is set forth on the Section 2.1(c) of the Seller Disclosure Schedule;

(c) a Customer Contract, each of which is set forth on Section 2.1(b) of the Seller Disclosure Schedule;

(d) a Contract involving an unperformed commitment in excess of $50,000 that is not cancelable by the Seller Companies without penalty on not less than 90 days’ notice;

(e) a Contract containing (i) covenants limiting in any respect the freedom of the Seller Companies to compete in any line of business or with any Person or entity or engaging in any particular business activities or (ii) minimum commitment, exclusivity, “most favored nation” or similar provisions;

(f) a Contract relating to the inbound licensing of third party Intellectual Property Rights that primarily relates to the Business (the “Business Intellectual Property Contracts”);

(g) an indenture, mortgage, promissory note, loan agreement, guaranty or other Contract or commitment in respect of Indebtedness or any pledge or security Contract, except for credit with vendors in the ordinary course of business consistent with the Seller Companies’ past practices;

(h) a joint venture, partnership, manufacturer or development Contract or Contract which involves a sharing of revenues, profits, losses, costs or liabilities by any of the Seller Companies with any other Person;

(i) an acquisition, merger or similar Contract or other Contract relating to the acquisition or disposition of equity interests or assets of any Person (other than Contracts in respect of the purchase of assets in the ordinary course of business consistent with the Seller Companies’ past practice that, individually and in the aggregate, are not material);

(j) a management, consulting, non-competition or employment agreement or other binding agreement or commitment to enter the same;

(k) a collective bargaining Contract or other Contract with any labor union or other employee representative of a group of employees; or

(l) any other Contract not entered into in the ordinary course of business consistent with the Seller Companies’ past practices.

The Material Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of the applicable Seller Company party thereto and, to the knowledge of Trican Parent and the Seller Companies, of the other parties thereto, and, assuming the other parties thereto have validly authorized, executed and delivered such Material Contracts, are enforceable in accordance with their respective terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the courts. As of the date hereof, none of the Seller Companies has any knowledge of any notice or threat to terminate, cease performance of or amend in a manner adverse to the Seller Companies, any such Material Contracts. None of the Seller Companies is in breach of or default under any such Material Contract and no condition or event or fact exists that, with notice, lapse of time or both, could constitute a breach or default thereunder on the part of the Seller Companies under any such Material Contract and, as of the date hereof, to the knowledge of the Seller Companies, no other party is in material breach of or default under any such Material Contract.

4.13. Financial Assurances. Section 4.13 of the Seller Disclosure Schedule sets forth each guarantee, surety bond, letter of credit, letter of comfort, bid bond, performance bond and other financial assurance arrangement or commitment obtained or entered into by any of the Seller Companies for the benefit of the Business.

4.14. Intellectual Property.

(a) Section 4.14(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Registered Business Intellectual Property Rights. Except as set forth in Section 4.14(a)(7) of the Seller Disclosure Schedule (by reference to the applicable subsection below):

(1) Trican Parent and the Seller Companies have the right to grant the license and right to use the Intellectual Property Rights as set forth in each of the Intellectual Property License Agreements.

(2) None of the Seller Companies have received any notice alleging that any of the Registered Business Intellectual Property Rights is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by any of the Seller Companies. To the knowledge of the Seller Companies, no valid basis for any such allegations exists.

(3) The Seller Companies have good and valid title to, and have the right to use and otherwise exploit the Purchased Business Intellectual Property, and following the Closing, Buyer will have such title and rights in and to, the Purchased Business Intellectual Property in substantially the same manner as used or otherwise exploited by the Seller Companies in the Business as presently conducted.

(4) The Seller Companies have not received any notice or claim challenging the Seller Companies’ right to use any of the Purchased Business Intellectual Property. No Purchased Business Intellectual Property material to the Business is subject to any outstanding Order against Trican Parent or any of the Seller Companies or Contract restricting the use, sale or exploitation thereof by the Seller Companies or the Buyer.

(5) Trican Parent and the Seller Companies own all right, title and interest in and to, or otherwise possess valid licenses or other rights to use, all Intellectual Property Rights necessary for the operation of the Business as presently conducted or as was conducted during the previous 12 months, including, without limitation, the right to use the “Trican” name and trademark in connection with the Business.

(6) To the knowledge of Trican Parent and the Seller Companies, the Seller Companies are not infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any third party in the conduct of the Business, and there are no unresolved pending or threatened actions or claims that allege that any of the Seller Companies has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party in the conduct of the Business.

(7) Except as set forth in Section 4.14(a)(7) of the Seller Disclosure Schedules, to the knowledge of Trican Parent and the Seller Companies, no third party is infringing or otherwise violating the Business Intellectual Property Rights in the Territory, and there are no unresolved pending or threatened actions or claims that challenge or otherwise question the validity of Business Intellectual Property owned by any of the Seller Companies.

(8) The IT Systems to be used to provide services under the Transition Services Agreement are adequate in all material respects for the current requirements of and use in the Business, including in terms of functionality, capacity and performance. Neither Trican Parent nor the Seller Companies have in the last twenty-four months experienced a failure, virus or bug in, or breakdown of, any part of the IT Systems which has caused material disruption or interruption to its use by any of the Seller Companies.

(9) To the knowledge of Trican Parent and the Seller Companies, the use of the Data by the Seller Companies in connection with the Business does not infringe or violate the rights of any person or otherwise violate any Law. The Seller Companies have taken all reasonable and customary measures consistent with generally accepted industry practices and applicable Laws to collect and protect the privacy of such Data that pertains to its customers and business partners, and, to the knowledge of Trican Parent and the Seller Companies, there have been no security breaches with respect to such Data or Data loss, including unauthorized access to or unauthorized use of any nonpublic personal information.

4.15. Litigation. Other than the Disclosed Claims and except as set forth in Section 4.15(a) of the Seller Disclosure Schedule, as of the date hereof, there is no Action pending or, to the knowledge of the Seller Companies, threatened, against the Seller Companies or the Business that involves a claim of $50,000 or more or is otherwise material to the Business. Except as set forth in Section 4.15(b)of the Seller Disclosure Schedule, none of the Seller Companies or the Business is subject to any Order related to the Business that, individually, or in the aggregate, has had or would reasonably be expected to be material. Except as disclosed in Section 4.15(c) of the Seller Disclosure Schedule, none of the Seller Companies has received or been the subject of any legal demand letter, administrative inquiry or formal or informal complaint or legal claim from, or under the jurisdiction of, any Governmental Authority that includes any allegations alleging any material violation of the Law by, or any improper business practice of, the Seller Companies or otherwise in respect of the Business.

4.16. Labor Matters.

(a) Section 4.16(a) of the Seller Disclosure Schedule contains a true and complete list, as of the date hereof, of all Business Employees and with respect to each Business Employee, their (i) date of hire; (ii) title; (iii) work location; (iv) annual base salary, wage rate, commission or other compensation paid or due to be paid in calendar years 2014 and 2015; (v) bonus paid or payable, and any contingent or deferred compensation, related to calendar years 2014 and 2015; and (vi) leave status, if any.

(b) None of the Seller Companies is delinquent in payments to any of the Business Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Seller Companies or amounts required to be reimbursed to such Business Employees.

(c) Other than Actions included in the Disclosed Claims, as of the date hereof, there are no Actions pending, or to the knowledge of the Seller Companies, threatened, alleging a breach by the Seller Companies of any employment Contract or a violation of any employment Law with respect to the Business, including but not limited to, all applicable wage and hour, collective bargaining, safety and health, workers compensation and anti-discrimination Laws. With respect to any of the Business Employees and the Business, there are no (i) pending or, to the knowledge of Trican Parent and the Seller Companies, threatened, nor has there been during the prior two years any, (A) labor strikes, disputes or grievances, slowdowns, picketing or work stoppages or other similar labor activity, or (B) representation or certification campaigns with respect to the Business Employees or otherwise affecting the Business, and, to the knowledge of Trican Parent and the Seller Companies, no event has occurred that could reasonably be expected to give rise to any such strike, dispute, grievance, slowdown, picketing, work stoppage or campaign; (ii) pending or threatened grievance or arbitration proceedings, letter Contracts or settlement Contracts arising out of collective bargaining Contracts to which any of the Seller Companies is a party; or (iii) pending or threatened unfair labor practice charges, grievances or complaints.

(d) No labor union, trade union or similar organization currently represents any Business Employee and no Seller Company is a party to any labor or collective bargaining agreements which represents Business Employees, and to the knowledge of the Seller Companies, no labor union, trade union, or similar organization, or any employees of the Seller Companies have taken any action with respect to organizing the Business Employees.

(e) Except as set forth in Section 4.16(e) of the Seller Disclosure Schedule, as of the date hereof, there have not been any plant closings, mass layoffs or other employee terminations by the Seller Companies with respect to the Business that would create any obligations upon or liabilities for the Seller Companies under WARN.

(f) The independent contractors who provide, or who have provided, services to the Business of the Seller Companies are, or were, properly classified as independent contractors, and no such independent contractor has or had any right to participate in any Seller Benefit Plan.

(g) The Seller Companies are in compliance with all applicable requirements of the Immigration Reform and Control Act of 1986, as amended, including, but not limited to, verifying the identity and employment authorization to work in the United States of all Business Employees and proper administration and maintenance of the Form I-9 with respect to such Business Employees. There are no Actions pending, or to the knowledge of the Seller Companies threatened, alleging employment of Business Employees not authorized to work in the United States or other violations of immigration law requirements.

4.17. Employee Benefit Programs.

(a) Section 4.17(a)(i) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Employee Benefit Plans maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by an Seller Company or any ERISA Affiliate of a Seller Company on behalf of a Business Employee (“Seller Benefit Plans”). The terms, establishment and operation of each Seller Benefit Plan comply and have heretofore complied in all material respects with their terms and with all applicable Laws, and each Seller Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the IRS to be so qualified, or is maintained pursuant to a valid volume submitter or prototype document, and to the knowledge of Trican Parent and the Seller Companies, no event or omission has occurred which would reasonably be expected to cause any such Seller Benefit Plan to lose such qualification. None of the Seller Companies nor any ERISA Affiliate of a Seller Company maintains, contributes to, or has any obligation with respect to any Employee Benefit Plan which has been or could be subject to Title IV of ERISA or Code Section 412, including, but not limited to any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA).

(b) With respect to each Seller Benefit Plan, the Seller Companies have provided or made available to Buyer prior to the date hereof (i) each writing constituting a part of such Seller Benefit Plan, including without limitation all plan documents (or, to the extent no such copy exists, an accurate description); (ii) the most recent determination letter from the IRS, if applicable; and (iii) any summary plan description and any material modifications thereto, and other material written communications (or a description of any oral communications) by the Seller Companies to the Business Employees concerning the extent of the benefits provided under an Employee Benefit Plan.

4.18. Permits; Compliance with Laws. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, each of the Seller Companies has, in all material respects, for the benefit of the Business, all franchises, authorizations, approvals, Orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively, the “Business Permits”) necessary to permit it to own the Owned Business Real Property and to conduct the Business as it is presently conducted and all such Business Permits are valid and in full force and effect in all material respects. Each of the Seller Companies has been and is currently in compliance with all applicable Laws and Business Permits with respect to the Business and none of the Seller Companies is aware of any past or current violations of any such Laws or Business Permits with respect to the Business, except for any such non-compliance or violations that, individually, or in the aggregate, have not had and would not reasonably be expected to be material. None of the Seller Companies has received any notice with respect to the suspension, cancellation or termination of any of such Business Permits or the assessment of any fines or penalties relating thereto, and to the knowledge of the Seller Companies, no suspension, cancellation or termination of any of such Business Permits or the assessment of any fines or penalties relating thereto is threatened or imminent.

4.19. Environmental Matters. Except as set forth in Section 4.19 of the Seller Disclosure Schedule:

(a) each of the Seller Companies has been and is in compliance in all material respects with all applicable Environmental Laws with respect to the Business, the Owned Business Real Property and the Leased Business Real Property;

(b) each of the Seller Companies has obtained and currently maintains in full force and effect, and is in compliance in all material respects with, all Environmental Permits necessary for operations of the Business;

(c) there are no Environmental Claims pending or, to the knowledge of the Seller Companies, threatened against the Seller Companies or otherwise in respect of the Business, the Owned Business Real Properties or the Leased Business Real Properties;

(d) to the knowledge of Trican Parent and the Seller Companies, there are no facts, circumstances, occurrences or conditions that could reasonably be expected to require any of the Seller Companies to obtain any Environmental Permit, nor are there any Environmental Claims pending or threatened alleging the failure of any Seller Company to comply with any Environmental Law, nor are there any Environmental Liabilities, with respect to the past or present treatment, storage, handling or disposal of Hazardous Materials and waste materials, including, without limitation, Environmental Permit and notice requirements under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or analogous state law;

(e) to the knowledge of Trican Parent and the Seller Companies, there have been no Releases, nor are there any threatened Releases of Hazardous Materials on at, under, above, from or migrating to (i) any of Owned Business Real Property or Leased Business Property, or (ii) any facility that may have received Hazardous Materials generated by the Business or any predecessor in interest, which in either case would reasonably be expected to result in an Environmental Claim or Environmental Liabilities asserted against, or the imposition of a material Remedial Action obligation on, any of the Seller Companies;

(f) There are no Environmental Liabilities existing, nor are any Environmental Liabilities reasonably expected to be incurred, with respect to the Business, the Owned Business Real Property, or the Leased Business Real Property;

(g) Except as disclosed on Section 4.19(g) of the Seller Disclosure Schedule, there is not now, nor (to the knowledge of Trican Parent and the Seller Companies for all periods prior to its ownership, lease or operation of such real property) has there been in the past, on, in or under any Owned Business Real Property or Leased Business Real Property (i) any underground storage tanks or above ground storage tanks, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances;

(h) No Environmental Law requires notification to or approval from a Governmental Authority as a result of the transactions contemplated by this Agreement;

(i) None of the Seller Companies, nor the Business is subject to any agreement that would reasonably be excepted to require the a Seller Company to conduct a Remedial Action or require a Seller Company to pay, reimburse, pledge, defend or hold harmless any Regulatory Authority or Person for or against any Environmental Liabilities, Environmental Claim or Remedial Action; and

(j) As of the date hereof, the Seller Companies have made available for review by Buyer all material environmental assessments, reports and studies related to the Business, the Owned Business Real Property and the Leased Business Real Property that are in the possession or control of the Seller Companies and that have been prepared in the five (5) year period preceding the date of this Agreement.

4.20. Environmental, Health and Safety. There is and have been no EH&S Events that could (i) negatively impact in any material respect any industry-related safety rating (including by not limited to the Total Recordable Incident Rate) of any of the Seller Companies or the Business, or (ii) negatively impact any of the Seller Companies’ ability to enter into any Contract with an existing or a prospective customer of the Business, or (iii) result in the termination or suspension of any Purchased Customer Contract.

4.21. Customers and Partners. Section 4.21 of the Seller Disclosure Schedule sets forth the name of each of the top ten customers of the Business by revenue for the ten months ended as of Recent Financial Statements Date (the “Business Customers”). Since the Recent Financial Statements Date, no Business Customer has (i) canceled or otherwise terminated its relationship with any of the Seller Companies or otherwise in respect of the Business, (ii) materially decreased its usage or purchase of the services of the Seller Companies or otherwise in respect of the Business or, (iii) to the knowledge of Trican Parent and the Seller Companies, has any current plan or intention to do any of the foregoing, in each of the foregoing cases, in whole or in part, due to the quality of services provided by any Seller Company or due to an EH&S Event.

4.22. Suppliers. Section 4.22 of the Seller Disclosure Schedule sets forth the name of each of the top ten current suppliers to the Business by expense for the ten months ended as of Recent Financial Statements Date (the “Business Suppliers”). Since the Recent Financial Statements Date, none of the Business Suppliers have decreased in any material respect its services, supplies or materials to the Seller Companies or otherwise in respect of the Business or to the knowledge of Trican Parent and the Seller Companies, has any current plan or intention to do any of the foregoing except in each of the foregoing cases at the request of a Seller Company. To the knowledge of Trican Parent and the Seller Companies, no Business Supplier has any current plan or intention of canceling, modifying, or otherwise terminating its relationship with any of the Seller Companies or otherwise in respect of the Business.

4.23. Insurance Coverage. Set forth in Section 4.23(a) of the Seller Disclosure Schedule is a list of all material fire, liability, pollution, errors and omissions and other insurance (other than directors and officers insurance) and all fidelity bonds and other financial assurance applicable to or currently held for the benefit of the Business (the “Business Insurance Policies”), setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage, deductibles, coverage limits and amounts of any claims, settlements or commutations. Except as set forth in Section 4.23(b) of the Seller Disclosure Schedule, as of the date hereof, no event relating to the Business or any Purchased Assets has occurred that would reasonably be expected, individually or in the aggregate, to result in a material retroactive upward adjustment in premiums under any such Business Insurance Policies or which is likely to result in a prospective material upward adjustment in such premiums, self-insured retentions, deductibles, loss fundings or defense costs. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with the Seller Companies’ past practices, since January 1, 2015, no insurance policy has been canceled and no threat has been made or notice received by the Seller Companies to cancel any insurance policy held for the benefit of the Business during such period, except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect. Except as noted in Section 4.23(c) of the Seller Disclosure Schedule, all such Business Insurance Policies will remain in full force and effect after the Closing with respect to periods before the Closing. No event has occurred, including, without limitation, the failure by the Seller Companies to give any notice or information or the Seller Companies giving any inaccurate or erroneous notice or information, which limits or impairs, in any material respect, the rights of the Seller Companies under any such Business Insurance Policies.

4.24. Investment Banking; Brokerage. Trican Parent shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s fee or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Companies.

4.25. Tax Matters. All Tax Returns that were required to have been filed by the Seller Companies in respect of or in relation to the Business or the Purchased Assets have been timely filed (taking into account any extensions of time in which to file) and all such Tax Returns were true, correct and complete when filed and remain true, correct and complete. Except for the Disclosed Claims, the Seller Companies have timely paid, collected or withheld and remitted all Taxes (including, without limitation, sales and use Taxes) required to have been paid, collected or withheld with respect to any Pre-Closing Tax Period. There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Purchased Assets. The Seller Companies have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business or the Purchased Assets.

4.26. Opinion of Financial Advisor. The board of directors of Trican Parent has received an oral opinion (to be confirmed in writing) from RBC Dominion Securities Inc., to the effect that, as of the date of this Agreement and subject to the assumptions made, information reviewed, procedures followed, matters considered and limitations and qualifications on the review undertaken, the consideration under the Transaction is fair, from a financial point of view, to Trican Parent.

4.27. Stay Bonuses. Section 4.27 of the Seller Disclosure Schedule sets forth a complete list of the Business Employees who are eligible to receive a retention bonus, and the amount thereof, in accordance with the terms of the Stay Bonus Agreement, the form of which is attached hereto as Annex VIII (the “Stay Bonus Agreement” and such bonuses, the “Stay Bonuses”).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

In order to induce Trican Parent and the Seller Companies to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer Companies, jointly and severally, make to Trican Parent and the Seller Companies the representations and warranties contained in this Section 5 as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), which representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Seller Companies prior to the execution of this Agreement (the “Buyer Disclosure Schedule”). Each exception set forth in the Buyer Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall be deemed to qualify the particular section or sections of Section 5 specified for such item, unless there is an explicit and reasonably specific cross-reference to another section or sections of Section 5, in which case, such exception shall also be deemed to qualify such other section or sections. References herein to the “knowledge” or “awareness” of the Buyer Companies shall mean the actual knowledge of James Stewart and Greg Powell, after due inquiry.

5.1. Organization and Company Power. Each Buyer Company and each Subsidiary of a Buyer Company is a corporation, limited liability company or partnership, as applicable, duly organized, in good standing and validly existing under the Laws of its respective jurisdiction of incorporation or formation as described in Section 5.1 of the Buyer Disclosure Schedule, and has all required power and authority under its organizational documents to carry on its business as presently conducted, and, if applicable, to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Each of the Buyer Companies and each Subsidiary of a Buyer Company is duly qualified to do business as a foreign limited liability company in each jurisdiction where such qualification is required, except where the failure to so qualify would not be material.

5.2. Capitalization and Valid Issuance.

(a) Section 5.2 of the Buyer Disclosure Schedule sets forth the issued and outstanding equity or partnership interests of each Buyer Company and each Subsidiary of a Buyer Company. All of the outstanding equity or partnership interests of each Buyer Company and each Subsidiary of a Buyer Company have been duly authorized and are validly issued, fully paid and non-assessable. Other than as set forth in this Agreement and as set forth on Section 5.2 of the Buyer Disclosure Schedule, there are no outstanding or authorized options, warrants or other rights of any Person to acquire any equity securities or partnership interests of, or any equity interests or partnership interests in, any Buyer Company or any Subsidiary of a Buyer Company, or securities or partnership interests exercisable for, or convertible into, equity securities or partnership interests of, or equity securities or partnership interests in any Buyer Company or any Subsidiary of a Buyer Company. Keane Parent is authorized to issue an unlimited number of Keane Common Equity Units and is authorized to issue the Class C Profits Interests to be issued pursuant to Section 3.1(c). The Keane Common Equity Units and the Class C Profits Interests, as may be adjusted, when issued and delivered in accordance with the terms in this Agreement, will, as applicable, be validly issued, fully paid and non-assessable.

(b) Keane Parent has delivered to Trican Parent true and complete copies of the organizational documents of each Buyer Company and each Subsidiary of a Buyer Company, each as amended to date.

(c) The Buyer Companies have good and valid record and beneficial title to the issued and outstanding shares, membership interests or partnership interests, as appropriate, in each of their respective Subsidiaries, as described in Section 5.2 of the Buyer Disclosure Schedule (the “Subsidiary Equity Interests”), in each case, free and clear of any Liens, claims, Taxes, options and restrictions of any kind, other than restrictions on transfers that may be imposed by applicable federal or state securities Laws or in the applicable Buyer

Company’s organizational documents other than as set forth on Section 5.2(c) of the Buyer Disclosure Schedule. Other than this Agreement or as described in Section 5.2 of the Buyer Disclosure Schedule, the Subsidiary Equity Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Subsidiary Equity Interests. The Subsidiary Equity Interests have not been issued in violation of any preemptive rights, subscription right or any similar right under any provision of local or state Law applicable to such interests, the applicable organizational documents, or any Contract to which any Buyer Company is a party or to which it or any of its assets are otherwise bound. Except for the Subsidiary Equity Interests, there are no outstanding shares, units or other equity interests in any Subsidiary of the Buyer Companies, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Subsidiary Equity Interests. Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities, contractual arrangements or other commitments pursuant to which any Buyer Company is or may become obligated to issue or sell any capital stock or other equity interests in such Buyer Company, or for the repurchase or redemption of the Subsidiary Equity Interests, or any contractual arrangements or other commitments of any kind which may obligate any Buyer Company to issue, purchase, register for sale, redeem or otherwise acquire any membership interests or other equity interests in any Buyer Company. Section 5.2 of the Buyer Disclosure Schedule sets forth the capital stock or other equity interests in each Subsidiary of a Buyer Company. No Buyer Company or any of their Subsidiaries is engaged in or has engaged in any business in any material respect other than the oil field services business.

5.3. Authorization and Non-Contravention. This Agreement is, and, upon execution and delivery by Keane Parent and Buyer pursuant to the terms hereof, all and the Transaction Documents required to be executed and delivered by Keane Parent and Buyer pursuant hereto at Closing will be, valid and binding obligations of Buyer and Keane Parent, as applicable, enforceable against it in accordance with their respective terms. The execution, delivery and performance by Keane Parent and Buyer of this Agreement and the other Transaction Documents executed by Keane Parent and Buyer pursuant hereto have been duly authorized by all necessary action under its governing agreement, as applicable. Except compliance with the applicable requirements of the HSR Act, the execution, delivery and performance by Keane Parent and Buyer of this Agreement and the other Transaction Documents to be executed and delivered by it pursuant hereto, and the performance by Keane Parent and Buyer of the Transactions, do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of any Buyer Company’s or any of its Subsidiaries’; organizational documents; (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any Order applicable to any Buyer Company or any of its Subsidiaries; (c) require from any Buyer Company or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other Person; or (d) violate or result in a violation of or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material Contract or Buyer Permit to which any Buyer Company or any of its Subsidiaries is a party or by which any Buyer Company or any of its

Subsidiaries is bound, other than, in the case of clauses (b), (c) and (d), such violations, conflicts, defaults or encumbrances that would not, individually, or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

5.4. Financial Statements.

(a) Set forth on Section 5.4(a) of the Buyer Disclosure Schedule are (i) the consolidated balance sheets and statements of income and cash flows of Keane Parent and its Subsidiaries (including Buyer) and (ii) income statements for the same entities, in each case in audited form for the fiscal year ended December 31, 2014 and unaudited form as of September 30, 2015 (collectively, the “Buyer Financial Statements”). The Buyer Financial Statements have been, and in the case of the Interim Financial Statements, will be, prepared in accordance with Applicable Accounting Principles and fairly and in the case of the Interim Financial Statements, will fairly present financial condition and results of operations of the Buyer Companies and their respective Subsidiaries as of the respective dates of and for the periods referred to therein.

(b) Neither the Buyer Companies or any of their Subsidiaries have any Liabilities (whether known or unknown) of the type that would be required to be disclosed on a balance sheet or notes thereto prepared in accordance with the Applicable Accounting Principles, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such Liabilities, except Liabilities (i) reflected or reserved against on the balance sheet included in the September 30, 2015 Buyer Financial Statements; or (ii) incurred after September 30, 2015 in the ordinary course of business consistent with past practice or as is expressly contemplated by this Agreement.

(c) There are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) pertaining to the Buyer.

(d) Neither of the Buyer Companies or any of their Subsidiaries nor any director or executive officer thereof has, and to the knowledge of Buyer and Keane Parent, no other officer, employee or accountant of any of the Buyer Companies or any of their Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing that any of the Buyer Companies or any of their Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices. Except as provided in Section 5.4(d) of the Buyer Disclosure Schedule, no attorney representing the Buyer Companies or any of their Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by the Buyer Companies or any of their Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Buyer Companies or any of their Subsidiaries.

5.5. Absence of Certain Developments. Since September 30, 2015, there has not been any state of facts, change, development, event, effect, condition or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. During the period between September 30, 2015 and the date hereof, neither of the Buyer Companies or any of their Subsidiaries has taken any action that has, or could reasonably be expected to, materially and negatively impact the financial condition of a Buyer Company or any of its Subsidiaries.

5.6. Affiliate Transactions. Other than disclosed on Section 5.6 of the Buyer Disclosure Schedule, no director, officer or employee or Affiliate of a Buyer Company or any of their Subsidiaries is a party to any Contract or material transaction with any Buyer Company or any of their Subsidiaries, including any Contract for any loans, advances, enterprise-level buying or sharing-of-discounts or no-cost-use arrangements, or otherwise requiring payments to or from, any such Person.

5.7. Properties.

(a) The applicable Buyer Company has good, valid and marketable title to or, valid and subsisting leasehold or license interests in, free and clear of all Liens or Encumbrances (except for Permitted Encumbrances) to all Buyer Owned Real Property and Buyer Leased Real Property, as applicable. All Buyer Leased Real Property is held under valid, binding and enforceable leases, subject only to such exceptions as would not, individually or in the aggregate, reasonably be expected to be material. There is no action pending, or to the knowledge of Keane Parent and the Buyer, threatened, that if adversely determined would interfere, in any material respect, with the quiet enjoyment by any Buyer Company of any such leasehold or license.

(b) With respect to each item of Buyer Owned Real Property, (i) there are no outstanding claims made by or against any of the Buyer Companies with respect to title or ownership of the Buyer Owned Real Property; (ii) no Governmental Authority or other Person has commenced to exercise the power of eminent domain or a similar power with respect to all or any part of the Buyer Owned Real Property and there are no pending or threatened, and the Buyer Companies have not received notice of any pending or threatened, condemnation or eminent domain proceedings that affect any Buyer Owned Real Property; (iii) such Buyer Owned Real Property is in material compliance with all applicable Laws, including, without limitation, zoning ordinances; (iv) there are no pending or threatened, and the Buyer has not received notice of any pending or threatened, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Buyer Owned Real Property, which if adversely determined could adversely affect the current use, occupancy or value thereof; and (v) none of the Buyer Companies have received notice of any pending or threatened special assessments or special assessment proceedings affecting any portion of the Buyer Owned Real Property.

5.8. Condition of Assets. Except as set forth in Section 5.8 of the Buyer Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to be material, all of the assets of the Buyer Companies and each of their Subsidiaries are in good operating condition and repair, subject to normal wear and maintenance and are usable in the ordinary course of business consistent with past practices.

5.9. Certain Contracts. Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, none of the Buyer Companies or any of their Subsidiaries is in breach or default under any material Contract of the Buyer Companies or any of their Subsidiaries and no condition or event or fact exists that, with notice, lapse of time or both, could constitute a breach or default thereunder on the part of the Buyer Companies or any of their Subsidiaries under any such Contract and to the knowledge of the Buyer Companies, no other party is in material breach of or default under any such Contract.

5.10. Intellectual Property.

(1) To the knowledge of Keane Parent and the Buyer, the Buyer Companies own all right, title and interest in and to, or otherwise possesses valid licenses or other rights to use all material Intellectual Property Rights used in the operation of the business as currently conducted.

(2) To the knowledge of Keane Parent and the Buyer, the Buyer Companies’, including in the conduct of Keane Parent’s, business as currently conducted does not infringe upon or otherwise violate any Intellectual Property Rights of any third party.

(3) To the knowledge of Keane Parent and the Buyer, no third party is infringing on or otherwise violating the material Intellectual Property Rights of the Buyer or Keane Parent used in the conduct of the Buyer Companies’ business as currently conducted.

5.11. Litigation. Except as set forth in Section 5.11 of the Buyer Disclosure Schedule, as of the date hereof, there is no Action pending or, to the knowledge of Keane Parent and the Buyer, threatened against any Buyer Company or any of their Subsidiaries other than Actions that have not had, and would not reasonably be expected to be material. Except as set forth in Section 5.11 of the Buyer Disclosure Schedule, none of the Buyer Companies or any of their Subsidiaries is subject to any Order that, individually, or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect. Except as disclosed in Section 5.11 of the Buyer Disclosure Schedule, none of the Buyer Companies or any of their Subsidiaries has received or been the subject of any legal demand letter, administrative inquiry or formal or informal complaint or legal claim from, or under the jurisdiction of, any Governmental Authority that includes any allegations alleging any material violation of the Law by, or any improper business practice of, the Buyer Companies or any of their Subsidiaries that would reasonably be expected to have a Buyer Material Adverse Effect.

5.12. Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, there are no Actions pending, or to the knowledge of Keane Parent and Buyer, threatened, alleging a breach by the Buyer Companies or any of their Subsidiaries of any employment Contract or a violation of any employment Law with respect to any Buyer Employee, including but not limited to, all applicable wage and hour, collective bargaining, safety and health, workers compensation and anti-discrimination Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, with respect to any of the Buyer Employees or the business of the Buyer Companies and its Subsidiaries, there are no (i) pending or, to the knowledge of Keane Parent and Buyer, threatened, nor has there been during the prior two years any, (A) labor strikes, disputes or grievances, slowdowns, picketing or work stoppages or other similar labor activity, or (B) representation or certification campaigns, and, to the knowledge of Keane Parent and Buyer, no event has occurred that could reasonably be expected to give rise to any such strike, dispute, grievance, slowdown, picketing, work stoppage or campaign; (ii) pending or threatened grievance or arbitration proceedings, letter Contracts or settlement Contracts arising out of collective bargaining Contracts to which a Buyer Company or any of their Subsidiaries is a party; or (iii) pending or threatened unfair labor practice charges, grievances or complaints.

(b) No labor union, trade union or similar organization currently represents any Buyer Employee and no Buyer Company or any of their Subsidiaries is a party to any labor or collective bargaining agreements which represents Buyer Employees, and to the knowledge of Keane Parent and Buyer, no labor union, trade union, or similar organization, or any employees of the Buyer Companies or any of their Subsidiaries have taken any action with respect to organizing the Buyer Employees.

(c) Except as set forth in Section 5.12(c) of the Buyer Disclosure Schedule, as of the date hereof, there have not been any plant closings, mass layoffs or other employee terminations by the Buyer Companies or any of their Subsidiaries that would create any material obligations upon, or material liabilities for, the Buyer Companies or any of their Subsidiaries under WARN.

5.13. Employee Benefit Programs.

(a) With respect to each Employee Benefit Plan maintained, sponsored or contributed to by the Buyer Companies or any of their Subsidiaries, or that the Buyer Companies or any of their Subsidiaries have any obligation to contribute to, or has any present or future liability under, with respect to any present or former employee of the Buyer Companies or any of their Subsidiaries (“Buyer Benefit Plans”), the terms, establishment and operation thereof comply and have heretofore complied in all respects with their terms and with all applicable Laws except as would not reasonably have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Each Buyer Benefit Plan that has been intended to qualify under Section 401(a) of the Code has been determined by the IRS to be so qualified, or is maintained pursuant to a valid volume submitter or prototype document and to the knowledge of the Buyer Companies, no event or omission has occurred which would reasonably be expected to cause any Buyer Benefit Plan to lose such qualification.

(c) None of the Buyer Companies nor any ERISA Affiliate of the Buyer Companies sponsors, contributes to, maintains or has any obligation with respect to, or within the past six years has sponsored, contributed to or maintained, any Employee Benefit Plan which has been or could be subject to Title IV of ERISA or Code Section 412, including, but not limited to, any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA).

5.14. Permits; Compliance with Laws. Except as set forth in Section 5.14 of the Buyer Disclosure Schedule, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the Buyer Companies

and each of their Subsidiaries have all franchises, authorizations, approvals, Orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively, the “Buyer Permits”) necessary to permit it to own the Buyer Owned Real Property and to conduct the business as it is presently conducted and as conducted during the previous 36 months and all such Buyer Permits are valid and in full force and effect in all material respects. The Buyer Companies and each of their Subsidiaries have been and are currently in compliance with all applicable Laws and Buyer Permits and Keane Parent and the Buyer are not aware of any past or current violations of any such Laws or Buyer Permits, except for any such non-compliance or violations that, individually, or in the aggregate, have not had and would not reasonably be expected to be material. None of the Buyer Companies or any of their Subsidiaries have received any notice or other indication with respect to the suspension, cancellation or termination of any of such Buyer Permits or the assessment of any fines or penalties relating thereto, and to the knowledge of Keane Parent and the Buyer, no suspension, cancellation or termination of any of such Buyer Permits or the assessment of any fines or penalties relating thereto is threatened or imminent.

5.15. Environmental Matters. Except as set forth in Section 5.15 of the Buyer Disclosure Schedule:

(a) each of the Buyer Companies and their Subsidiaries has been and is in compliance in all material respects with all applicable Environmental Laws arising from or related to the Buyer Owned Real Property and the Buyer Leased Real Property;

(b) each of the Buyer Companies and their Subsidiaries has obtained and currently maintains in full force and effect, and is in compliance in all material respects with, all Environmental Permits;

(c) there are no Environmental Claims pending or, to the knowledge of the Buyer Companies, threatened against the Buyer Companies or any of their Subsidiaries, the Buyer Owned Real Properties or the Buyer Leased Real Properties;

(d) to the knowledge of Keane Parent and the Buyer, there are no facts, circumstances, occurrences or conditions that could reasonably be expected to require any of the Buyer Companies or any of their Subsidiaries to obtain any Environmental Permit, nor are there any Environmental Claims pending or threatened alleging the failure of any Buyer Company or its Subsidiaries to comply with any Environmental Law, nor are any Environmental Liabilities, with respect to the past or present treatment, storage, handling or disposal of Hazardous Materials, including, without limitation, Environmental Permit and notice requirements under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or analogous state law;

(e) to the knowledge of Keane Parent and the Buyer, there have been no Releases, nor are there any threatened Releases of Hazardous Materials on at, under, above, from or migrating to (i) any of Buyer Owned Real Property, Buyer Leased Real Property or other Real Property owned, leased or operated, or formerly owned, leased or operated by any Buyer Company, any of its Subsidiaries or any predecessor in interest, or (ii) any facility that may have received Hazardous Materials generated by any of the Buyer Companies, any of its Subsidiaries or any predecessor in interest, which in either case would reasonably be expected to result in an Environmental Claim or Environmental Liabilities asserted against, or the imposition of a material Remedial Action obligation on, any of the Buyer Companies or their Subsidiaries;

(f) There are no Environmental Liabilities existing, nor are any Environmental Liabilities reasonably expected to be incurred, with respect to the Buyer Owned Real Property, or the Buyer Leased Real Property;

(g) No Environmental Law requires notification to or approval from a Governmental Authority as a result of the transactions contemplated by this Agreement; and

(h) None of the Buyer Companies, their Subsidiaries, the Buyer Owned Real Property, nor the Buyer Leased Real Property is subject to any agreement that would reasonably be expected to require a Buyer Company or any of its Subsidiaries to conduct a Remedial Action or require a Buyer Company or any of its Subsidiaries to pay, reimburse, pledge, defend or hold harmless any Regulatory Authority or Person for or against any Environmental Liabilities, Environmental Claim or Remedial Action.

5.16. Tax Matters. Except as set forth in Section 5.16 of the Buyer Disclosure Schedule:

(a) All Tax Returns that were required to have been filed by the Buyer Companies and their Subsidiaries have been filed (taking into account any extensions of time in which to file) and all such Tax Returns were true, correct and complete when filed and remain true, correct and complete; Buyer Companies and their Subsidiaries have timely paid or withheld and remitted all Taxes due with respect to the periods covered by such Tax Returns (whether or not shown as due on a Tax Return);

(b) There is no claim against the any of the Buyer Companies or any of their Subsidiaries for any material Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the knowledge of any of the Buyer Companies, threatened with respect to any material Taxes of or with respect to the Buyer Companies or any of their Subsidiaries; no Tax audits or administrative or judicial proceedings are being conducted, pending, or to the knowledge of any of the Buyer Companies, threatened with respect to the Buyer Companies or any of their Subsidiaries; since January 1, 2012, no claim has been made by an authority in a jurisdiction where a Buyer Company or any of their Subsidiaries does not file a Tax Return that a Buyer Company or any of their Subsidiaries is or may be subject to taxation in that jurisdiction;

(c) None of the Buyer Companies or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) a prepaid amount received on or prior to the Closing Date; and

(d) Each Buyer Company and its Subsidiaries is, and has been since its formation, properly classified as a partnership or as a “disregarded entity” within the meaning of Treasury Regulations Section 301.7701-3(b)(ii) for U.S. federal income tax purposes.

5.17. Investment Banking; Brokerage. There are no claims, obligations or Liabilities for investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement of Keane Parent or any of its Affiliates with respect to which Trican Parent or the Seller Companies shall be liable, and neither Keane Parent nor any of its Subsidiaries will owe any such amounts to any of Keane Parent’s Affiliates in connection with the transactions contemplated by this Agreement.

5.18. Insurance. Set forth on Section 5.18(a) of the Buyer Disclosure Schedule is a list of all material fire, liability, pollution, errors and omissions, directors and officers, and other insurance and all fidelity bonds and other financial assurance applicable to our currently held for the benefit of the Buyer Companies and their Subsidiaries (the “Buyer Insurance Policies”). Except as set forth in Section 5.18(b) of the Buyer Disclosure Schedule, as of the date hereof, no event relating to the Buyer Companies or their Subsidiaries has occurred that would reasonably be expected, individually or in the aggregate, to result in a material retroactive upward adjustment in premiums under any Buyer Insurance Policy or which is likely to result in a prospective material upward adjustment in such premiums, self-insured retentions, deductibles, loss fundings or defense costs. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practices, since January 1, 2015, no insurance policy has been canceled and no threat has been made or notice received by the Buyer Companies or their Subsidiaries to cancel any insurance policy held for the benefit of the Buyer Companies or their Subsidiaries during such period, except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. No event has occurred, including, without limitation, the failure by the Buyer Companies or their Subsidiaries to give any notice or information or the Buyer Companies or their Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs, in any material respect, the rights of the Buyer Companies or their Subsidiaries under any such Buyer Insurance Policies.

5.19. Financing.

(a) Keane Parent has provided Trican Parent with a true and complete copy of: (a) a debt commitment letter (including all annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof, by and among Buyer, KGH Intermediate Holdco II, LLC and Beal Bank (the “Term Debt Commitment”), (b) a debt commitment letter (including all annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof, by and among Keane Parent and PNC Bank, National Association (the “Incremental Debt Commitment” and collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein the lenders have agreed to lend an incremental $100,000,000 in the aggregate (at least $75,000,000 to be in the form of an incremental term loan) to Keane Parent and its Subsidiaries (the “Debt Financing”), (c) the Equity Financing Commitment (together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, Sponsor has committed to invest, directly or indirectly, in Keane Parent $200,000,000

(the “Equity Financing” and together with the Debt Financing, the “Financing”), and in each case, for the purposes of financing, in the aggregate, the transactions contemplated by this Agreement and for working capital purposes, and (d) the Limited Guarantee, pursuant to which, upon the terms and subject to the conditions set forth therein, Sponsor has committed to guarantee the payment of the Tier One Termination Fee and the Tier Two Termination Fee, as applicable, in the event that Keane Parent is obligated to pay the Tier One Termination Fee or the Tier Two Termination Fee pursuant to the terms of this Agreement and fails to do so in accordance herewith. As of the date hereof, there are no side letters or other written agreements or arrangements, relating (directly or indirectly) to the Financing or the Financing Commitments to which Keane Parent or any of its Affiliates is a party, other than the Debt Financing Fee Letter (a customarily redacted copy of which has been provided to Trican Parent). As of the date hereof, each of the Financing Commitments is, to Keane Parent’s knowledge, in full force and effect, and neither of the Financing Commitments has been amended, modified, withdrawn or rescinded in any respect. Each of the Financing Commitments (in the case of the Debt Financing Commitment, assuming due authorization, execution and delivery of the parties thereto (other than Keane Parent)) is the legal, valid and binding obligation of Keane Parent and, to Keane Parent’s knowledge, of the other parties thereto, in accordance with the terms and conditions thereof, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally. There are no conditions precedent or other contractual contingencies (directly or indirectly) related to the funding or investing, as applicable, of the full amount of the Financing at Closing other than the conditions to Closing set forth herein and the conditions expressly set forth in the Financing Commitments. As of the date hereof, to Keane Parent’s knowledge there is no event that has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Keane Parent or Sponsor under any term or condition of the Financing Commitments, and, as of the date hereof, Buyer has no knowledge that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Keane Parent at Closing, subject to the performance by Trican Parent and the Seller Companies of their respective obligations under this Agreement. As of the date hereof, Keane Parent has fully paid or caused to be paid any and all commitment fees and other fees that are required by the Financing Commitments or the executed fee letters referred to in the Debt Financing Commitment (the “Debt Financing Fee Letters”), that are due and payable pursuant to the terms thereof on or prior to the date of this Agreement, and Keane Parent will pay or cause to be paid any other commitment fees and other fees that are required to be paid by Keane Parent under the Debt Financing Fee Letters as they become due.

5.20. No Anticipated Capital Contributions. As of the date hereof, the Buyer Companies are not aware of any transaction or series of related transactions, outside of the ordinary course of business, whether actual or, as of the date hereof, contemplated, that would be reasonably expected to result in any of the members of Keane Parent being obligated to make a capital contribution, in any material amount, to Keane Parent, following Closing.

SECTION 6. COVENANTS

6.1. Interim Operations of the Business. Except as may be consented to in writing by Keane Parent, or except as specifically contemplated by this Agreement, Trican Parent and each of the Seller Companies hereby covenants to Keane Parent and Buyer that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with Section 8 below (the “Interim Period”), the Seller Companies shall (i) conduct the Business and operate and maintain the Purchased Assets in the ordinary course of business consistent with the Seller Companies’ past practices and in anticipation of future business prospects (including, without limitation, maintaining sufficient inventory and supply levels) and (ii) without limiting the generality of the foregoing, during the Interim Period, the Seller Companies shall:

(a) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of Seller Companies with its customers, vendors, suppliers, employees and others having business relations with the Business;

(b) maintain the Books, Records and Files of the Seller Companies and its Affiliates related to the Business in proper order;

(c) continue to make all necessary and material filings and payments with Governmental Authorities in connection with the Business (including all Registered IP) in a timely manner, and use commercially reasonable efforts to maintain in effect all Business Permits, including export and import licenses and other material approvals required for the ongoing operation of the Business as presently conducted;

(d) maintain their currently operating equipment in good working order;

(e) maintain Unutilized Equipment in accordance with the Seller Companies’ Equipment Preservation Program described on Annex VI hereto;

(f) pay the accounts payable of the Business in the ordinary course consistent with past practice; or

(g) not, in each case, with respect to the Business (other than with respect to actions or matters related to the Excluded Businesses), any Purchased Asset or any Assumed Liability without the written consent of Keane Parent (which consent in the case of clauses (vi) and (viii) below will not be unreasonably conditioned, delayed or withheld):

(i) notwithstanding Section 6.1, transfer, convey or otherwise dispose of inventory or supply, including sand, except in the ordinary course of business;

(ii) sell, transfer, assign, convey, license (as licensor), lease (as lessor) or otherwise dispose of or subject to Encumbrances (other than Permitted Encumbrances), directly or indirectly, any assets constituting any Purchased Assets, other than the sale of services or inventory in the ordinary course of business consistent with the Seller Companies’ past practice;

(iii) acquire, directly or indirectly (by merger, exchange, consolidation or acquisition of stock or assets or otherwise) or enter any new line of business, any other Person or a material portion of the assets of any other Person, in each case, if such Person or such assets or line of business, as applicable, as of the Closing would constitute Purchased Assets;

(iv) amend or modify any, or enter into a new, Stay Bonus Agreement, increase or accelerate the payment of any Business Employee other than in the ordinary course of business, consistent with the Seller Companies’ past practice or grant any severance or termination pay to any Business Employee (except in accordance with past severance practice);

(v) (A) announce or effectuate any actual, contingent or potential reduction in force or other group termination, (B) announce or effectuate any actual, contingent or potential “plant closing” or “mass layoff,” as those terms are defined under WARN, or (C) distribute notices under, or in contemplation of, WARN, contingent or otherwise;

(vi) (A) amend or modify any Material Contract, other than amendments or modifications not adverse in any material respect to the Business or Buyer’s interest in the Purchased Assets or Assumed Liabilities, taken as a whole; (B) voluntarily terminate any Material Contract that has not expired in accordance with its terms; or (C) enter into any Material Contract (or make any bid which, if accepted, would result in a Material Contract);

(vii) terminate the coverage of any Business Insurance Policy, except where such terminated coverage is replaced by comparable coverage;

(viii) pay, release, discharge, settle, compromise or satisfy any Disclosed Claim (A) with a value exceeding $250,000; (B) that would reasonably be expected to adversely affect in any material respect the relationship of any customer or vendor of the Business; or (C) that would reasonably be expected to adversely affect in any material respect the operation of the Business after the Closing;

(ix) make any changes to its accounting principles or practices to the extent applicable to the Business, other than as may be required by current change in the Applicable Accounting Principles or Law;

(x) commit to make any capital expenditure or other purchase of any property, plant, equipment or improvement thereof in excess of $125,000 over the 12-month period following the date hereof, or $500,000 in the aggregate;

(xi) enter into any Affiliate Transaction, except (i) in the ordinary course of business consistent with the Seller Companies’ past practice, (ii) with the prior written consent of Keane Parent and which is reasonably necessary to complete the Transaction, or (iii) for the effectuation of the pre-Closing reorganization of Trican U.S. described on Annex VII hereto; provided that in the case of clause (iii), concurrently with the effectuation of such pre-closing reorganization, Trican U.S. will deliver to Keane Parent the written consent, in a form reasonably satisfactory to Keane Parent, of the “New LLC” (as defined in Annex VII hereto) approving the Transaction; or

(xii) agree in writing to take any of the foregoing actions.

6.2. Interim Operations of Keane Parent. Except as may be consented to in writing by Trican Parent or except as specifically contemplated by this Agreement, the Buyer Companies hereby covenant that, during the Interim Period, they shall, and Keane Parent shall cause its Affiliates to, conduct their business only in the ordinary course of business consistent with past practices, and in addition, the Buyer Companies covenant that during the Interim Period neither of them or any of their Subsidiaries will, except to the extent necessary in connection with the Financing or as contemplated by this Agreement:

(a) amend any of its organizational documents;

(b) declare, set aside for payment or pay any dividend or other distribution;

(c) mortgage, pledge, grant a security interest in or otherwise create an Encumbrance (except for Permitted Encumbrances) on any of its property or assets, or give or become party to or be bound by any guarantee, surety or indemnity, except in the ordinary course of business; or

(d) cancel or waive any Indebtedness.

6.3. Access; Confidentiality. During the Interim Period, Trican Parent and each of the Seller Companies shall (i) provide Keane Parent and its Representatives with reasonable access to all Business Employees, personnel, agents, Affiliates, Purchased Assets, Contracts, facilities, financial statements and other financial, tax or accounting information, Books, Records and Files, operating instructions and procedures, Tax Returns, and all other information of each of the Seller Companies in respect of the Business to the extent in their respective possession or control so as to afford Keane Parent full opportunity to make such review, examination and investigation of the Business as Keane Parent may desire to make, including without limitation an environmental evaluation of the of the real estate of the Business and inspection of equipment (including the Unutilized Equipment), (ii) permit Keane Parent and its Representatives to make such copies and inspections thereof as may reasonably be requested, and (iii) cause the officers of the Seller Companies to furnish Keane Parent and its Representatives with such financial and operating data and other information with respect to the Business and properties of the Seller Companies as Keane Parent and its Representatives may from time to time reasonably request; provided that (x) any such access shall be conducted at reasonable times and in such a manner as to not interfere with the normal operation of the business of the Seller Companies or Trican Parent and (y) Trican Parent, on the advice of outside legal counsel, may reasonably restrict such access to the extent reasonably necessary to comply with any applicable Competition Law. At Closing, and upon request by Keane Parent from and after Closing, Trican Parent and each of the Seller Companies shall provide Keane Parent and its Representatives with copies of any Books, Records and Files that the Seller Companies are required by Law to retain in their possession.

6.4. S-X Compliance. Trican Parent recognizes that the ability of Keane Parent to be able to effectuate an initial public offering is a material inducement to enter into this Transaction. Accordingly, from and after Closing, Trican Parent shall, at its sole cost and expense, for the purpose of assisting Keane Parent in the preparation of audited financial statements of the Business (prepared on a pro forma basis to include, on a consolidated and consolidating basis, the combined operations of Buyer and the Business) for each of the three fiscal years immediately preceding the Closing (and for any other periods up to and including Closing), (i) provide Keane Parent and its Representatives with any information, reasonably requested, with respect to any Trican Parent charges, balances or accounts or any other intercompany charges, balances or accounts, including with respect to any other Affiliate of Trican Parent; (ii) provide Keane Parent and its Representatives with access to its employees (including without limitation, financial and accounting staff), outside accountants, financial statements and other financial, tax or accounting information, Books, Records and Files, Tax Returns, and all other information in its possession or control related to the Business; (iii) permit Keane Parent and its Representatives to make such copies and inspections thereof as may reasonably be requested; and (iv) make such financial and internal and external accounting personnel reasonably available to Keane Parent and its Representatives to discuss any of the foregoing; provided that any such access shall be conducted at reasonable times and in such a manner as to not interfere with the normal operation of the business of Trican Parent or the Seller Companies. Prior to Closing, Trican Parent shall provide, or cause to be provided, to Keane Parent with information reasonably requested by Keane Parent , including Contracts and other information related to (i) with respect to Trican Parent and the Seller Companies, any intercompany transactions and arrangements (and relevant accounting re: same), (ii) assets and liabilities of Trican Parent and any of its Subsidiaries allocated for accounting purposes to the Business or the Seller Companies, (iii) any equity or stock based compensation arrangements for employees of the Business, in each case for the three fiscal years immediately preceding the Closing and for any reporting periods up to and including Closing) and Trican Parent will also make internal and external personnel with knowledge of, or associated with, the foregoing transactions available to discuss any of the foregoing.

6.5. Interim Business Financial Statements. From the date hereof to the Closing, Trican Parent will make available to Keane Parent, within 30 days of the end of the applicable monthly accounting period for the Business, monthly unaudited balance sheets and related statements of income of the Business for each such monthly accounting periods and, within 45 days after the end of the quarterly accounting period for each of the four fiscal quarters of the Business, quarterly unaudited balance sheets and related statements of income of the Business for such quarterly accounting periods and, within 75 days of the end of the annual accounting period of the Business, annual unaudited balance sheets and related statements of income of the Business for such annual accounting period (collectively, the “Interim Business Financial Statements”). The Interim Business Financial Statements shall be prepared in a manner consistent in all material respects with the Business Financial Statements previously provided to Keane Parent.

6.6. Interim Financial Statements. From the date hereof to the Closing, Keane Parent will make available to Trican Parent, within 45 days of the end of the applicable quarterly accounting period for each of the four fiscal quarters the Buyer Companies, quarterly unaudited balance sheets and related statements of income of the Buyer Companies and their Subsidiaries for such quarterly accounting periods and, within 75 days of the end of the annual accounting period of the Buyer Companies, annual unaudited balance sheets and related statements of income for such annual accounting period (collectively, the “Interim Financial Statements”). The Interim Financial Statements shall be prepared in a manner consistent in all material respects with the Financial Statements previously provided to Trican Parent and Seller Companies.

6.7. Trican Parent Regulatory Filings. If Trican Parent is required to file a business acquisition report or other regulatory filing in accordance with applicable Canadian securities Laws with respect to the transactions contemplated hereby, Keane Parent will, on a timely basis in order for Trican Parent to prepare its required regulatory filings in Canada in compliance with the filing deadlines under such Laws, and at the sole cost and expense of Trican Parent, provide to Trican Parent and Trican U.S., as applicable, such financial and operating information regarding Keane Parent as Trican Parent reasonably requires to fulfil its regulatory filing requirements under such applicable Laws, and shall instruct the auditor of Keane Parent to cooperate with, and provide assistance to, Trican Parent and Trican U.S. to the extent reasonably required in the preparation of Trican Parent’s regulatory filings.

6.8. Regulatory and Other Authorizations; Notices and Consents.

(a) Each of Trican Parent and Keane Parent shall use its commercially reasonable efforts to obtain promptly all Consents of all Governmental Authorities that may be or become necessary for the performance of its and the other Party’s obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Documents, including, without limitation, Consents that may be required under the HSR Act or other Competition Law. Trican Parent and Keane Parent shall cooperate with one another in promptly seeking to obtain all such Consents. If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition Law, each of Keane Parent and Trican Parent shall use its commercially reasonable efforts to promptly resolve such objections. Notwithstanding anything to the contrary in this Section 6.8, except as otherwise may be mutually agreed to by the Parties, nothing in this Agreement shall require or obligate Keane Parent or any of its Affiliates to, and Trican Parent shall not and shall not permit their Subsidiaries to, without the prior written consent of Keane Parent, agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action after the Closing with respect to, or its ability to retain after the Closing, any businesses, products, rights, services, licenses, or assets of the Buyer Companies, Seller Companies or any of their respective Affiliates, as applicable. In furtherance and not in limitation of the foregoing, to the extent required by applicable Competition Law, each party hereto agrees to make an appropriate filing of a HSR Act Notification with respect to the transactions contemplated hereby (which filing shall request early termination of the waiting period under the HSR Act) as promptly as practicable and in any event within ten Business Days from the date hereof, or such other time as mutually agreed to by the Parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 6.8 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable. Filing fees with respect to such filing and notifications shall be borne by Keane Parent.

(b) Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority relating to the matters that are the subject of this Agreement. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement (including any proceedings under or relating to the HSR Act or other Competition Law) unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Where appropriate, due to competition or commercial reasons or otherwise, a Party may limit such disclosure solely to the other Parties’ external legal counsel.

(c) Buyer and Keane Parent shall have the primary responsibility for securing the transfer, reissuance or procurement of the Business Permits set forth on Schedule 2.1(h) of the Seller Disclosure Schedule effective as of the Closing Date. Seller Companies shall, and Trican Parent shall cause Seller Companies to, cooperate with Keane Parent’s and Buyer’s efforts in this regard, assist in any transfer or reissuance of such Permits held by the Seller Companies or the procurement of any other such Business Permits when so requested by Keane Parent and use its commercially reasonable efforts to ensure that all such Business Permits are available to Keane Parent and Buyer without a disruption to the Business. Seller’s commercially reasonable efforts shall include, but not be limited to, providing copies of all such Business Permits to Buyer, providing Keane Parent and Buyer with all information it requires about unshipped balances and other terms and conditions of and compliance with such Business Permits, and engaging with Governmental Authorities with or as required by Keane Parent and Buyer to secure the transfer or reissuance of the Business Permits to Buyer.

6.9. Third Party Consents. Prior to Closing, Trican Parent and the Seller Companies shall use commercially reasonable efforts to obtain the Consents set forth on Sections 4.2 and 4.5 of the Seller Disclosure Schedule in a form reasonably satisfactory to Keane Parent.

6.10. Efforts and Actions.

(a) Each of Trican Parent and the Seller Companies, on the one hand, and Keane Parent and Buyer, on the other hand, shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under any of the Transaction Documents, to effectuate the purposes of the Transaction Documents, including, if required by a landlord, the delivery by Keane Parent of a customary guarantee to the extent required in connection with the assignment of any Leased Business Real Property to a designated Affiliate of Keane Parent.

(b) During the Interim Period, each Party shall use its commercially reasonable efforts to satisfy (or cause the satisfaction of), to the extent within its reasonable control or influence, the conditions precedent to the consummation of the Transaction as soon as practicable and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to complete the Transaction, including using commercially reasonable efforts to cooperate with the other Parties in connection with the performance by the other Parties of their obligations under this Section 6.10, including, without limitation, continuing to provide reasonable access to information and to maintain ongoing communications as between Representatives of the Parties and, in the case of the Buyer Companies, taking all steps within their reasonable control to ensure that the Financing occurs on or prior to Closing. During the Interim Period, the Buyer Companies shall (i) negotiate in good faith with the applicable counterparty or counterparties the final terms and conditions of the Financings and (ii) not knowingly breach, waive a material right in respect of or otherwise, to the extent within the Buyer Companies’ or their Affiliate’s control, fail to maintain in force and effect the Financing Commitments or if executed prior to Closing, the definitive agreements for the Financings; provided that the Buyer Companies will not, and shall not, be required to bring any Action for specific performance against the Sponsor or any lenders in connection with the Financing.

(c) During the Interim Period, Trican Parent shall promptly notify Keane Parent, and Keane Parent shall promptly notify Trican Parent, of any Actions that are threatened or commenced against any of the Seller Companies or the Buyer Companies, as applicable or any of their respective Representative thereof relating to the Business or Buyer Companies, as applicable, or the consummation of the transactions contemplated by this Agreement.

(d) Trican Parent shall take all actions necessary to cause the Seller Companies to fulfill their obligations under Sections 3.4, 3.6(d), 6.1, 6.9 or 6.16.

6.11. Exclusivity. During the Interim Period, none of the Seller Companies will, directly or indirectly, through any Affiliate or Representative or otherwise, continue, solicit, entertain, initiate or participate in or encourage discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to, whether directly or indirectly, an acquisition (by asset purchase, stock purchase, merger, combination or similar transaction) specifically in respect of the Business or any Purchased Assets, or enter into any Contract, arrangement or understanding regarding any of the foregoing or that may reasonably be expected to lead to any of the foregoing and Trican Parent shall notify Keane Parent immediately if any such bids, offers or proposals are received, or any such negotiations or discussions are sought and, if represented, the material terms thereof. In addition, during the Interim Period, except as required by applicable Law, none of the Seller Companies will, directly or indirectly, through any Affiliate or Representative or otherwise disclose any information not customarily disclosed to any Person (other than Keane Parent and Buyer) concerning the Business or afford to any such other Person access to the Business Employees, personnel, Purchased Assets, Books, Records and Files in respect of the Business, or other information specifically in respect of the Business without the prior written consent of Keane Parent. For certainty, nothing in this Section 6.11 will prohibit Trican Parent from continuing, soliciting, entertaining, initiating or participating in or encouraging discussions or negotiations with, or the submission of bids, offers or proposals by, any Person with respect to Trican Parent, its Affiliates (including the Seller Companies), the Excluded Business or any other portion of Trican Parent’s or the Seller Companies’ respective business that is not specifically in respect of the Business or the Purchased Assets so long as such continuation, solicitation, entertainment, initiation or participation in or encouragement of discussions or negotiations with, or the submission of such bids, offers or proposals do not, and could not reasonably be determined to, interfere with, hinder or have an adverse effect on the Transaction or any transaction contemplated hereby (including the Buyer Companies rights under the Intellectual Property License Agreements); provided that, notwithstanding the foregoing, in no event shall Trican Parent or any of its Affiliates (including the Seller Companies) enter into any agreement or any transaction with any Person the consummation of which would result in the requirement of the approval of the Transaction by Trican Parent shareholders.

6.12. Notice of Certain Events. (a) Each of Trican Parent (on behalf of itself and the Seller Companies) and Keane Parent (on behalf of itself and Buyer) shall give prompt written notice to the other Party hereto of (i) the occurrence or nonoccurrence of any event causing any representation or warranty of the applicable Party contained in this Agreement to be untrue or inaccurate in any respect on or as of any date prior to the Closing Date, (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (b) Trican Parent (on behalf of itself and the Seller Companies) shall give prompt written notice to Keane Parent of (x) any Action brought against (directly or indirectly) the Seller Companies or the Business; (y) the occurrence of any EH&S Event with respect to the Business; or (z) any assertion by any third party that its Consent is required in connection with the consummation of the Transaction; provided, however, in each case, that the delivery of any notice pursuant to this Section 6.12 or a Party’s knowledge of the facts or events described in clauses (a) and (b) above with respect to another Party shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice or having such knowledge. In addition, each of Trican Parent and Keane Parent shall give notice to the other Parties hereto of the occurrence after the date hereof or the non-occurrence after the date hereof of any event that could reasonably be expected to prevent the satisfaction of any of their respective conditions set forth in Section 7 of this Agreement.

6.13. Publicity. Prior to the Closing, no Party will issue or cause the publication of any press release or other public announcement or public statement with respect to this Agreement and the Transaction Documents without the prior consent of the other party; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party reasonably determines such action to be required by Law, in which event the party making such determination will use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement, and reasonably accept any comments so provided, in advance of its issuance.

6.14. Employee Matters.

(a) Immediately following execution of this Agreement, Trican Parent and Seller Companies shall, subject to the restrictions in Section 6.3, provide Buyer Companies access to the Business Employees for the purposes of discussing employment with Buyer or one of its Affiliates. Buyer shall, or Keane Parent shall cause Buyer or one of its Affiliates to, promptly engage in such discussions and make written offers of employment as promptly as practicable after the date hereof and in all cases no later than 45 days after the date of this Agreement with such offers to be effective concurrently with the time of Closing, but subject to the Closing having occurred. Buyer shall designate in writing the Business Employees to whom

Buyer or one of its Affiliates will make an offer of employment to Trican Parent as promptly as practicable after the date hereof and in all cases no later than 45 days after the date of this Agreement (the “Designated Employees”). Such offers of employment to the Designated Employees shall be made in a manner that complies with applicable Law (including anti-discrimination Laws) and shall include offers of compensation and employee benefits that are comparable to the compensation and employee benefits provided to similarly situated employees of the Buyer Companies. Designated Employees who accept such offer of employment, as of the effective date of their employment with Buyer or one of its Affiliates, shall be referred to as the “Transferred Employees”. Subject to the consummation of the Transaction, with respect to any Business Employee who is not a Designated Employee and whose employment is involuntarily terminated in connection with the Transaction (“Excluded Employees”), Keane Parent shall, or shall cause Buyer to, following receipt of a written claim from Trican Parent, promptly reimburse Trican Parent, on behalf of the Seller Companies, for the following (the “Termination Obligations”):

(1) the cost of any severance benefits or salary and benefit continuance (excluding Accrued Employee Obligations) paid or provided to an Excluded Employee in connection with the Excluded Employee’s involuntary termination of employment from the Seller Companies (other than due to an involuntary termination of employment for cause) that (i) (x) are paid or provided in an amount and manner consistent with the past practices of the Seller Companies, and (y) is conditioned on the Excluded Employee’s timely delivery to the Seller Companies of a customary release and waiver of all claims against Seller Companies, the Buyer Companies and their respective current and former officers, directors, managers, partners, shareholders, employees, agents and Affiliates, in such form that is reasonably approved by Buyer, or (ii) are required by WARN; and

(2) the cost to the Seller Companies of offering continuation coverage under COBRA to the Excluded Employees and their beneficiaries in excess of the COBRA Aggregate Premium Amount.

Notwithstanding the foregoing, the maximum aggregate cost of the Termination Obligations to Buyer shall not to exceed $3,500,000 (the “Termination Cap”). For the avoidance of doubt, the Termination Obligations shall not include any obligations to pay severance to any Business Employee who was offered, but did not accept, employment by Buyer or one of its Affiliates, which obligations shall be the sole obligation of Trican Parent or the Seller Companies.

(b) Effective on and after the Closing, the Seller Companies shall (i) continue to offer COBRA continuation coverage to any M&A Qualified Beneficiaries who are not Transferred Employees (or their beneficiaries) so long as the Seller Companies or their ERISA Affiliates maintain one or more group health plans; and (ii) retain, and hold Buyer Companies and their Affiliates harmless for, all Liability and obligations for (A) any Termination Obligations in excess of the Termination Cap, (B) M&A Qualified Beneficiaries who are neither Transferred Employees nor Excluded Employees (and their beneficiaries), and (C) any Liability for severance benefits to any Business Employees who as of Closing are neither Transferred Employees nor Excluded Employees (collectively, the “Seller Termination Obligations”).

(c) Trican U.S. shall provide Keane Parent written notice of the aggregate amount of all Stay Bonuses actually paid under the Stay Bonus Agreements (such amount, the “Final Stay Bonus Amount”), and subject to the occurrence of the Closing, Keane Parent shall promptly reimburse, or cause Buyer to reimburse, Trican U.S. for fifty percent (50%) of the Final Stay Bonus Amount up to a maximum total amount of $475,000 (the “Stay Bonus Obligation”). The amount of any Stay Bonuses and any other Liabilities under the Stay Bonus Agreements in excess of the Stay Bonus Obligation shall be a Liability of, and borne exclusively by, Trican Parent and Trican U.S.

(d) No provision in this Section 6.14 shall (i) create any third party beneficiary or other rights in any Business Employee (or their beneficiaries), including any Transferred Employee, or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute a guarantee of employment or continued employment for any Business Employee, including any Transferred Employee, (iii) restrict the rights of Buyer or any of its Affiliates to terminate the employment of any Person, including any Transferred Employee or (iv) constitute or be deemed to constitute an amendment to any Seller Benefit Plan or Buyer Benefit Plan.

6.15. Financing Cooperation.

(a) Prior to Closing, Trican Parent and Seller Companies will use commercially reasonable efforts to cause their respective Affiliates and Representatives to, provide to Keane Parent, upon reasonable notice and on a timely basis, such cooperation as may be reasonably requested by Keane Parent and its Financing Sources to assist Keane Parent in causing the conditions described in the Debt Financing Commitment that relate to any information about the Business to be satisfied and all other commercially reasonable cooperation as is reasonably requested by Keane Parent or its Financing Sources in connection with obtaining, arranging and consummating the Debt Financing in accordance with its terms, including cooperation that consists of:

(1) providing Keane Parent as promptly as reasonably practicable with such financial and other information regarding the Business as may be necessary or advisable in connection with the Debt Financing or as otherwise reasonably requested by Keane Parent in connection therewith, including furnishing Keane Parent and its Financing Sources as promptly as reasonably practicable with such required information;

(2) furnishing Keane Parent promptly with all documentation and other information regarding the Business as reasonably requested by Keane Parent in connection with such Debt Financing, including under applicable “know your customer” and anti-money laundering rules and regulations;

(3) making senior management Representatives of the Seller Companies available to: (i) assist the Financing Sources; (ii) participate in meetings, presentations, marketing and due diligence sessions and other sessions with prospective lenders in connection with the Debt Financing to the extent reasonably requested by such prospective lenders or Buyer; and (iii) assist with the preparation of materials for bank information memoranda and similar documents required in connection with the arranging, obtaining and consummation of the Debt Financing, which includes the consent to the reasonable use of each of the Business’s logos in connection with the Debt Financing (and will, upon request of Buyer, provide Buyer with electronic versions of such logos for such use); and

(4) assisting in (i) obtaining subordination and non-disturbance agreements, landlord waivers, collateral access agreements, consents and other customary agreements from any landlord, (ii) the evaluation by the Financing Source of the cash management systems to be used in the conduct of the Business and obtaining deposit and securities account control agreements from banks, securities intermediary or other financial institutions, (iii) procuring information required by a Financing Source related to certificates of title of the Business, (iv) obtaining appraisals, assessments or other evaluations of the Purchased Assets, (v) obtaining the execution and delivery of any other customary credit documentation and certificates or other documents or backup therefor and for legal opinions, in each case, as may be reasonably requested and (vi) retitling of vehicles;

provided, however, that notwithstanding anything in this Agreement to the contrary: (i) neither the Seller Companies, nor any of its Representatives or Affiliates will be required to execute or enter into any certificate, instrument, Contract or other document in connection with the Debt Financing, including any solvency certificate (but may require delivery in escrow of the signatures of certain officers of the Business who will continue with the Business after Closing so long as such signatures are not effective prior to Closing); (ii) nothing herein will require any actions or efforts on the part of Seller Companies or any of their respective Affiliates or Representatives in connection with the Debt Financing to the extent it would interfere unreasonably with the business or operations of the Business; (iii) neither Trican Parent, the Seller Companies, any Affiliates of Trican Parent or the Seller Companies, nor any Representatives of any of the foregoing will be required to pay any commitment or other similar fee or incur any other Liability or to enter into any Contracts (including creation or perfection of any security interests or liens or pledge of any collateral) in connection with the Debt Financing; and (iv) nothing herein will require the Seller Companies to adopt resolutions approving the Debt Financing or otherwise approving the Contracts, documents or instruments pursuant to which the Debt Financing is made.

(b) Notwithstanding anything herein to the (b) contrary, Keane Parent shall, or shall cause Buyer to, promptly, upon request by Trican Parent, reimburse Trican Parent or the Seller Companies, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) and Liabilities incurred by Trican Parent, the Seller Companies, any Affiliates of Trican Parent or the Seller Companies, or any Representatives of the foregoing in connection with their cooperation contemplated by this Section 6.15.

(c) Notwithstanding anything herein to the contrary, Keane Parent shall indemnify and hold harmless Trican Parent, the Seller Companies, any Affiliates of Trican Parent or the Seller Companies, and any Representatives of the foregoing from and against any and all Liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing, in each case other than to the extent any of the foregoing arises from the inaccurate information provided by Trican Parent, the Seller Companies or any of their Affiliates, the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, Trican Parent, the Seller Companies, any Affiliates of Trican Parent or the Seller Companies, or any Representatives of the foregoing.

6.16. Litigation Defense; Disclosed Obligations. The Parties agree that, from and after the Closing, (a) Keane Parent shall control the defense of the Disclosed Claims set forth on Annex V-a hereto (although Trican Parent will have reasonable information and consultation rights in connection therewith) and (b) Trican Parent shall control the defense of the Disclosed Claims set forth on Annex V-b hereto (although Keane Parent will have reasonable information and consultation rights in connection therewith); provided in the case of clause (b), that (i) the Disclosed Obligations Cap has not been exhausted and (ii) the Disclosed Obligations Cap would not be exhausted if the amount in controversy in the applicable Disclosed Claim (if decided adversely) would, when aggregated with all amounts paid or in controversy, with respect to all other Disclosed Claims previously settled or pending under the control of a Seller Company or its Affiliates, reasonably be expected to exceed the Disclosed Obligations Cap. Neither Party shall settle any Disclosed Claim without the other Party’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed. Trican U.S. shall pay (or cause to be paid), to Keane Parent, all Disclosed Obligations (up to the Disclosed Obligations Cap), as and when due and payable, and Keane Parent and Buyer will thereafter be solely responsible for the Disclosed Obligations.

6.17. Insurance Cooperation. Notwithstanding anything to the contrary in this Agreement, promptly after Closing (a) the Seller Companies shall (i) add Buyer as an additional insured on all Business Insurance Policies or, (ii) in the event that Buyer cannot be added as an additional insured, Seller Companies shall assign, to the extent assignable, to Buyer the right, power and authority, to make directly to the insurer any request for payment under the Business Insurance Policies relating to any Assumed Liability, or to the extent the insurable loss occurred on or after the date hereof, the Business or the Purchased Assets, or in the event Buyer is unable to make direct claim for payment, Seller Companies shall cooperate with Buyer in filing any insurance claims and in the collection of insurance proceeds, including where permitted by Law transferring to Buyer the right to pursue insurance proceeds related to the Assumed Liabilities, or the Business to the extent the insurable loss occurred on or after the date hereof, the Purchased Assets, and any Casualty or Condemnation; and (b) Seller Companies shall assign, to the extent assignable, to Buyer, the right to receive, or to the extent such right is not assignable Seller Companies shall pay to Buyer as and when received, any future payment under the applicable insurance policy with respect to the Business for Assumed Liabilities. Any party receiving a notice with respect to any Assumed Liability, the Business or the Purchased Assets shall promptly notify all other Parties hereto.

6.18. Updated Schedules. Subject to Section 6.1, the Buyer Companies agree that, with respect to the representations and warranties of Trican Parent and the Seller Companies contained in this Agreement or any Contract entered into during the Interim Period in accordance with the terms of this Agreement, Trican Parent and the Seller Companies shall have the continuing right until Closing to add, supplement or amend the Seller Disclosure Schedules with respect to any matter hereafter arising, which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Seller Disclosure Schedules; provided, however, in no event shall the additions, supplements or amendments to the Seller Disclosure Schedules be reasonably expected to result in Losses by the Buyer Companies in excess of the Basket; provided that the Deductible and the Cap shall not be taken into consideration in the calculation of such Losses.

6.19. Delayed Transfer Assets. To the extent that any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset is not capable of being transferred without the Consent of any third Person, or if the transfer of any Purchased Asset would constitute a breach of any obligation under, or a violation of, any applicable Law unless the Consent of such third Person is obtained (all such Purchased Assets being collectively referred to in this Agreement as “Delayed Transfer Assets”), except as otherwise expressly provided in this Agreement and without limiting the rights and remedies of Keane Parent or the Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer any such Delayed Transfer Asset unless and until such Consent has been obtained. After the Closing and until all such Delayed Transfer Assets are transferred to the Buyer, Trican Parent and the Seller Companies shall use commercially reasonable efforts to, at the sole expense of the Seller Companies (except in the case of clause (f) below):

(a) hold the Delayed Transfer Assets in trust on behalf of, and as bare trustee for, the Buyer;

(b) comply with the terms and provisions of or relating to the Delayed Transfer Assets as agent for the Buyer and for the Buyer’s benefit;

(c) cooperate with Keane Parent and the Buyer in any reasonable and lawful arrangements designed to provide the benefits of the Delayed Transfer Assets to the Buyer;

(d) enforce, at the written request of Keane Parent and for the account of the Buyer, any rights of the Seller Companies under or arising from the Delayed Transfer Assets against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of Keane Parent;

(e) obtain any Consent required to transfer and assign the Delayed Transfer Assets; and

(f) make any required payment pursuant to the terms of such Delayed Transfer Asset’s Lease or underlying Contract; provided that Keane Parent shall promptly reimburse Trican Parent for such payments upon receipt of appropriate documentation therefor.

In order that full value of the Delayed Transfer Assets may be realized for the benefit of Keane Parent and the Buyer, Trican Parent and the Seller Companies shall, at the written request, under the direction of Keane Parent and as permitted by any applicable Contract or applicable Law, in the name of the Seller Companies or otherwise as Keane Parent may specify, take all such action and do or cause to be done all such things as are, in the opinion of Keane Parent, necessary or proper in order that the obligations of the Seller Companies under such Delayed Transfer Assets may be performed in such manner that the value of such Delayed Transfer Assets is preserved and enures to the benefit of Keane Parent and the Buyer, and that any moneys due and payable and to become due and payable to Keane Parent in and under such Delayed Transfer Assets are received by the Buyer. Trican Parent shall, or shall cause the Seller Companies to, promptly pay to Keane Parent all moneys collected by or paid to the Seller Companies in respect of every such Delayed Transfer Asset. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Keane Parent or the Buyer to make, or to cause any of its Affiliates to make, any payment to any Person (it being understood and agreed that the Seller Companies shall be permitted, but not obligated, to make such payments on the Buyer ‘s behalf) or to consent to any material amendment, extension or modification of any Delayed Transfer Asset in order to obtain such Consent or to transfer any Delayed Transfer Asset in violation of its terms.

6.20. Waste. Prior to the Closing Date, the Seller Companies shall dispose of (a) all Hazardous Materials associated with the Business that meet the definition of a waste under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or analogous state law, and (b) all waste materials, that, in either case of (a) or (b), as of the Closing Date, would be present for 60 days or more at any of the Owned Business Real Property or Leased Business Property or at any other property at which the Business operates, including without limitation customer sites. Such disposal shall comply in all material respects with all Environmental Laws, including without limitation all waste characterization, notice and manifest requirements.

6.21. Tax Matters.

(a) To the extent any Transfer Taxes are incurred, regardless of the Person, in connection with the consummation of the Transaction, Trican Parent and the Seller Companies will assume responsibility for 50% of those Transfer Taxes up to an aggregate Transfer Taxes amount of $1,500,000 (which, for clarity, would result in Trican Parent and the Seller Companies assuming responsibility for $750,000 of such Transfer Taxes), and any and all Transfer Taxes in excess of such amount will be borne exclusively by the Buyer Companies. The Parties shall cooperate in the preparation, execution and filing of all Tax Returns regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement.

(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Trican Parent and the Seller Companies agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

6.22. Misdirected Customer Payments. During the first six months following Closing, Trican Parent shall, and shall cause its Affiliates to, screen their respective lockbox accounts and customer remittances weekly to determine whether Trican Parent or any Seller Company has received any payment that should have been directed or delivered to Keane Parent or Buyer. Trican Parent shall, and shall cause its Affiliates to, remit to Keane Parent, with reasonable promptness, and no later than five Business Days after receipt thereof, any monies or other assets received by the Seller Companies, Trican Parent or any of their Affiliates constituting a Purchased Asset or which accrued to the Business after the Closing. If any Person determines that funds previously paid or credited to Trican Parent, the Seller Companies or any of their Affiliates in respect of services rendered prior to the Closing Date have resulted in an overpayment or must be repaid, then Trican Parent shall be responsible for the repayment of such monies (and the defense of such actions). If the Buyer Companies suffer any deduction to or offset against amounts due to them of funds previously paid or credited to any of the Seller Companies in respect of the services rendered prior to the Closing Date, then unless such amounts were accounted for in the calculation of Final Net Working Capital, Trican Parent shall immediately pay to the Buyer Companies the amounts so billed or offset upon written demand.

6.23. Power of Attorney. Effective as of the Closing, each of the Seller Companies hereby irrevocably makes, constitutes and appoints Buyer as their agent, and authorizes and empowers Buyer (or any of the Buyer Companies designated thereby) to fulfill the role of each Seller Company hereunder, and each Seller Company appoints Buyer (and any of the Buyer Companies designated thereby) as such Seller Company’s true and lawful attorney in fact and agent, for such Seller Company for the sole and exclusive purpose of executing any transfers, conveyances or other documents reasonably necessary in order to effect the transfer and conveyance of the Purchased Assets to Buyer following Closing, provided for certainty that neither Buyer nor any of the Buyer Companies designated thereby will take any actions in such capacity that could result in Trican Parent or any of the Seller Companies becoming liable for or assuming any actual or contingent obligation or Liability in addition to those expressly contemplated by this Agreement. The dissolution, liquidation, insolvency or bankruptcy of Trican Parent or any of the Seller Companies shall not terminate the authority and agency of Buyer (or any of the Buyer Companies designated thereby) as each Seller Company’s representative pursuant to this Section 6.23. The power of attorney granted in this Section 6.23 is coupled with an interest and is irrevocable.

6.24. Alternate Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Keane Parent will use its reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable in the aggregate to Keane Parent (as determined in the reasonable judgment of Keane Parent) as promptly as practicable following the occurrence of such event. To the extent Keane Parent obtains alternative financing pursuant to this Section 6.24, references to the “Debt Financing”, the “Financing”, the “Debt Financing Commitment” and the “Financing Commitments” (and other like terms in this Agreement) will be deemed to refer to such alternative financing.

6.25. Commencement of Litigation. If Beal Bank fails to provide its portion of the Debt Financing at Closing in accordance with the Term Debt Commitment and (a) Beal Bank’s conditions to its obligations in the Term Debt Commitment are satisfied or waived, (b) the conditions to the obligations of Keane Parent and the Buyer under Sections 7.1 and 7.2 are satisfied or waived and (c) as a result of Beal Bank’s failure to provide such Debt Financing, Keane Parent is obligated to pay Trican Parent the Tier One Termination Fee pursuant to Section 8.4, then Keane Parent will, or will cause its appropriate Subsidiary to, promptly commence, and diligently pursue, an Action against Beal Bank to obtain the maximum amount of damages from Beal Bank available under Law, but subject in all respects to the limitations set forth in the Term

Debt Commitment. For the avoidance of doubt, in no event shall Keane Parent or any of its Subsidiaries be obligated to commence an Action for specific performance of the Term Debt Commitment or to seek damages in excess of $20,000,000 from Beal Bank.

6.26. Transitional Trademark License.

(a) Except as set forth in Section 6.26(b), after the Closing, Buyer shall not use or otherwise exploit any name in the Business incorporating “TRICAN” or any derivation thereof that would reasonably be expected to be confused therewith (the “Trican Marks”).

(b) As promptly as practicable but in no event later than 12 months following the Closing (“Phaseout Period”), the Buyer shall remove or otherwise obliterate the Trican Marks from all materials owned by the Buyer or its Affiliates associated with the Business, including any buildings, vehicles, equipment, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, advertising, manuals, forms, computer software and other materials or fixed assets; provided that the Buyer (i) shall not be obligated to remove or otherwise obliterate the Trican Marks: (A) prior to the end of the applicable Phaseout Period, (B) with respect to displays of the Trican Marks on equipment (but not buildings, vehicles, signs and storage tanks) that is not reasonably likely to be seen by the public or cannot be seen by the public without unlawful entry on the applicable location of such equipment and if it is commercially unreasonable to remove or otherwise obliterate, or (C) from all books and records (but not stationery, promotional materials and advertising) and all archived materials, technical drawings, invoices and manuals; (ii) shall have the right and license to sell existing products and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the Trican Marks until the earlier of (A) the expiration of the Phaseout Period, and (B) the date existing stocks are exhausted; and (iii) shall have the right and license to use the Trican Marks in connection with the transition of email services (x) of the Business until six months after the Closing Date. Subject to the terms and conditions of this Agreement, Trican Parent grants Buyer a limited royalty-free, non-exclusive, personal license to use the Trican Marks solely in the Territory during the Phaseout Period in the operation of the Business, including to offer for sale goods and services sold by Trican Parent and its Affiliates prior to the Closing Date in the Territory. The foregoing trademark license is granted on the condition that the goods and services sold under the Trican Marks shall be in accordance with the standards and quality of the goods and services offered by Trican Parent and its Affiliates under the Trican Marks in the Territory prior to the Closing Date, and Buyer shall adhere to any reasonable quality control standards that Trican Parent may promulgate and provide Buyer notice of during the Phaseout Period. Such license rights are personal to Buyer and not transferable other than to Buyer’s Subsidiaries without the express consent of Trican Parent, which Trican Parent may withhold in its sole discretion. Buyer shall not claim any title or any proprietary right to the Trican Marks by virtue of the licenses granted above to Buyer. All use of the Trican Marks under the licenses in this Section shall inure solely to the benefit of Trican Parent.

6.27. Reimbursement of Certain Expenses. If the Closing occurs, at Closing, or if this Agreement is terminated in accordance with Section 8 (absent a willful or intentional breach by Trican Parent or the Seller Companies), then within five days from such termination, Keane

Parent shall reimburse, or cause to be reimbursed, Trican Parent for its reasonable and documented out-of-pocket expenses, not to exceed $150,000, incurred in connection with the Transaction.

SECTION 7. CLOSING CONDITIONS AND DELIVERIES

7.1. Conditions to Trican Parent’s and Keane Parent’s Obligation to Effect the Closing. The respective obligations of each of Trican Parent and the Seller Companies and Keane Parent and Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any of which may be waived by the mutual agreement of Trican Parent and Keane Parent, in whole or in part):

(a) no Action, Order or Law by or before any Governmental Authority or investigation by any Governmental Authority shall have been enacted, issued, promulgated, enforced, instituted or be pending or threatened that would be reasonably likely to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement or otherwise limit in any material respect the right of Buyer to own or exercise rights in respect of Business after the Closing; provided that Trican Parent and Keane Parent shall use their respective commercially reasonable efforts to cause any such Action or Order to be vacated or lifted; and

(b) (i) the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated and (ii) all consents, waivers, authorizations and approvals required to be obtained from, and all filings or notices required to be made with, any Governmental Authority necessary under any applicable Law for the consummation of the transactions contemplated by this Agreement, shall have been obtained or made.

7.2. Conditions to Obligations of Keane Parent and Buyer to Effect the Closing. The obligation of Keane Parent and Buyer to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by Keane Parent, in whole or in part):

(a) subject to Section 6.18, all of the representations and warranties (other than the Fundamental Representations) of Trican Parent and the Seller Companies set forth in this Agreement shall have been true and correct in all material respects when made, all of the representations and warranties (other than the Fundamental Representations) of Trican Parent and the Seller Companies set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (in either case, without giving effect to any statement of materiality or a “Material Adverse Effect” qualifier) except, in each case, that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date. The Fundamental Representations shall be true and correct in all respects upon execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Without limiting the foregoing, the Parties acknowledge and agree that, for the purposes of this Section 7.2(a), the conditions set forth above that (i) all of the representations and warranties (other than the Fundamental Representations) of Trican Parent and the Seller Companies set

forth in this Agreement be true and correct in all material respects when made, (ii) all of the representations and warranties (other than the Fundamental Representations) of Trican Parent and the Seller Companies set forth in this Agreement be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (in either case, without giving effect to any statement of materiality or a “Material Adverse Effect” qualifier) except, in each case, that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date, and (iii) the Fundamental Representations be true and correct in all respects upon execution of this Agreement and as of the Closing Date as though made on and as of the Closing Date, will in the case of (i), (ii) and (iii) above, not be considered to have not been satisfied to the extent that if, after Closing, any of the Buyer Indemnified Parties had sought indemnification for such failure pursuant to Section 9.2(a), the indemnification for Losses payable to the Buyer Indemnified Parties as a direct result of that failure would not be reasonably likely to exceed the Basket as reduced (but not below $0) on a dollar-for-dollar basis by the aggregate amount of the reasonably expected Losses (without taking into account the Deductible and the Cap for the calculation of such Losses) incurred, or to be incurred, by the Buyer Companies as a result of any additions, supplements or amendments to the Seller Disclosure Schedules pursuant to Section 6.18. Furthermore, and without limiting the foregoing, the Parties acknowledge and agree that, for the purposes of this Section 7.2(a), any failure of the representation and warranty of Trican Parent and the Seller Companies in Section 4.4(a) to be true and correct in all respects upon execution of this Agreement or as of the Closing Date as though made on and as of the Closing Date will be deemed not to be a failure to so satisfy such condition to the extent that, prior to Closing, Trican Parent and the Seller Companies remedy such failure either by replacing the applicable Purchased Asset to which the applicable Seller Company does not have good, valid and marketable title, subject to Permitted Encumbrances, with an asset of same type and condition and of the same value, or by otherwise remedying the title issue so as to cause compliance with the representation and warranty in Section 4.4(a).

(b) Trican Parent and the Seller Companies shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants required to be performed or complied with on or prior to the Closing by it or them under this Agreement;

(c) since the date hereof, there shall has been no change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(d) Keane Parent shall have received to its reasonable satisfaction, the deliveries required under Section 3.4;

(e) each of the Lender Consents is in full force and effect and the release of all collateral constituting Purchased Assets has occurred or will occur concurrently with Closing; and

(f) Keane Parent shall have received (i) from Trican Parent and each of the Seller Companies a certificate executed by an officer of Trican Parent and each of the Seller Companies, in their capacity as an officer, to the effect that the statements set forth in Sections 7.2(a) through 7.2(c) above with respect to Trican Parent and such Seller Companies are true and correct;

7.3. Conditions to Obligations of Trican Parent and the Seller Companies. The obligations of Trican Parent and the Seller Companies to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by Trican Parent, in whole or in part):

(a) all of the representations and warranties of the Buyer Companies (other than the Fundamental Representations) set forth in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (in either case, without giving effect to any statement of materiality or a “Material Adverse Effect” qualifier) except, in each case, that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date. The Fundamental Representations shall be true and correct in all respects upon execution of this Agreement and as of the Closing Date, as though made on and as of the Closing Date;

(b) Keane Parent and Buyer shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants required to be performed or complied with on or prior to the Closing by the Buyer Companies under this Agreement;

(c) since the date hereof, there shall has been no change, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(d) Trican Parent shall have received to its reasonable satisfaction, the deliveries required under Section 3.5; and

(e) Trican Parent shall have received (i) from Keane Parent and Buyer a certificate executed by an officer of Keane Parent and Buyer, in their capacities as officers, to the effect that the statements set forth in Sections 7.3(a) and (b) with respect to the Buyer Companies are true and correct.

7.4. Frustration of Closing Conditions. None of the Parties hereto may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such party’s failure to act or to use its commercially reasonable efforts (or such efforts as required pursuant to Section 6.10) to cause the Closing to occur.

SECTION 8. TERMINATION

8.1. Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the unanimous written consent of Trican Parent and Keane Parent;

(b) by any Party hereto if any Governmental Authority shall have issued a non-appealable Order or enacted, promulgated or instituted any Law that permanently restrains, enjoins or otherwise prohibits this Agreement or the consummation of the transactions contemplated by this Agreement;

(c) by Keane Parent if there has been a misrepresentation that would result in the condition to closing set forth in Section 7.2(a) not to be satisfied or there has been a material breach of any obligation or covenant by Trican Parent or the Seller Companies that would result in the condition to closing set forth in Section 7.2(b), 7.2(d) or 7.2(e) not to be satisfied; provided, however, that, if such breach is reasonably capable of being cured prior to the Outside Date, Trican Parent and the Seller Companies shall have until the second Business Day prior to the Outside Date to cure such breach (including by curing a misrepresentation made as of the date hereof such that it ceases to be the subject of a misrepresentation that would result in the condition to closing set forth in Section 7.2(a) not to be satisfied if such representation or warranty were to be given on the cure date) before Keane Parent may so terminate this Agreement; provided further, however, that Keane Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if there has been a misrepresentation that would result in the condition to closing set forth in Section 7.3(a) not to be satisfied or there has been a material breach of any obligation or covenant by Keane Parent or the Buyer that would result in the condition to closing set forth in Section 7.1 or 7.3(b), 7.3(d) or 7.3(e) not to be satisfied;

(d) by Trican Parent if (i) there has been a misrepresentation that would result in the condition to closing set forth in Section 7.3(a) not to be satisfied or (ii) there has been a material breach of any obligation or covenant by Keane Parent or the Buyer that would result in the condition to closing set forth in Section 7.3(b), 7.3(d) or 7.3(e) not to be satisfied; provided, however, that, if such breach is reasonably capable of being cured prior to the Outside Date, Keane Parent and the Buyer shall have until the second Business Day prior to the Outside Date to cure such breach (including by curing a misrepresentation made as of the date hereof such that it ceases to be the subject of a misrepresentation that would result in the condition to closing set forth in Section 7.3(a) not to be satisfied if such representation or warranty were to be given on the cure date) before Trican Parent may so terminate this Agreement; provided further, however, that Trican Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if there has been a misrepresentation that would result in the condition to closing set forth in Section 7.2(a) not to be satisfied or there has been a material breach of any obligation or covenant by Trican Parent or the Seller Companies that would result in the condition to closing set forth in Section 7.1 or 7.2(b), 7.2(d) or 7.2(e) not to be satisfied;

(e) by any Party if the Closing shall not have occurred on or prior to the Outside Date; provided that no Party may terminate this Agreement pursuant to this Section 8.1(e) if such Party’s or its Affiliate’s failure to fulfill any of its or their respective obligations under this Agreement, or the failure of such Party’s representations and warranties provided for in this Agreement to be true and correct the extent required pursuant to Section 7.2 or 7.3 as a condition of Closing, as applicable, shall have been the proximate cause of the Closing not to have occurred on or before said date; or

(f) by Trican Parent (i) if each of the conditions to the obligations of Keane Parent and Buyer in Sections 7.1 and 7.2 have been satisfied or waived (except for conditions that would be by their nature be satisfied upon consummation of the Transaction), and (ii) if Trican Parent has delivered an irrevocable written notice to Keane Parent stating that, if the conditions to the obligations of Trican Parent and the Seller Companies in Sections 7.1 and 7.3 have been satisfied or waived (except for conditions that would be by their nature be satisfied upon consummation of the Transaction) and the Equity Financing Commitment and the Debt Financing Commitment are funded, Closing will occur, and Keane Parent and Buyer fail to consummate the Transaction within three Business Days following the date of Keane Parent’s receipt of such notice solely because the Term Debt Commitment (or an alternative financing in accordance with Section 6.24) has not been, or is not reasonably likely to be, made available to Buyer and its applicable Affiliates in accordance with the Term Debt Commitment (or any analogous commitment in connection with an alternative financing described in Section 6.24) in circumstances where the proximate cause of such Term Debt Commitment (or if applicable, any analogous commitment in connection with an alternative financing described in Section 6.24) not being made available is not due to the failure of the Equity Financing to be made available in accordance with the terms of the Equity Financing Commitment.

8.2. Effect of Termination. In the event of the termination of this Agreement by any Party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination of this Agreement is made, and this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 6.3 relating to certain confidentiality obligations, (b) Section 6.13 relating to publicity, (c) this Section 8, (d) Section 6.25, but only in the event that the Tier One Termination Fee is payable to Trican Parent and (e) Section 10. In such instance, each Party hereto shall return or destroy all documents and other materials received from the other Parties hereto relating to this Agreement, and all confidential information received by each Party hereto with respect to any other Party shall be treated in accordance with the terms of Section 6.3. If this Agreement is terminated as permitted by this Section 8 such termination shall be without liability of any party (or any of its Affiliates, Representatives or Representatives of its Affiliates) to any other party to this Agreement; except as set forth in Section 8.3 and Section 8.4 below.

8.3. Expense Reimbursement/ Losses of Keane Parent. In the event that Keane Parent terminates this Agreement pursuant to (a) Section 8.1(c) absent a willful or intentional breach by Trican Parent or the Seller Companies, Trican Parent shall pay, or shall cause to be paid, to Keane Parent or Buyer, as the sole and exclusive remedy of Keane Parent and Buyer in respect of such termination, by wire transfer of immediately available funds to an account designated in writing by Keane Parent, all reasonable out-of-pocket fees (including legal fees) and expenses (the “Fees and Expenses”), incurred by Keane Parent or Buyer in connection with this Agreement, the transactions contemplated hereby and enforcing this Section 8.3 or (b) Section 8.1(c) as a result of a willful or intentional breach by Trican Parent or the Seller Companies, Trican Parent shall pay, or cause to be paid, to Keane Parent or Buyer by wire transfer of immediately available funds to an account designated in writing by Keane Parent, the Fees and Expenses and any other damages to which Keane Parent or Buyer may be entitled at law or in equity as a result of such willful or intentional breach.

8.4. Termination Fee. In the event that Trican Parent is entitled to terminate this Agreement pursuant to (a) Section 8.1(f) or Section 8.1(d) absent a willful or intentional breach by Keane Parent or Buyer that is the proximate cause of the Transaction not being consummated or not being able to be consummated, then in either case Keane Parent shall pay, or cause to be paid, to the Seller Companies by wire transfer of immediately available funds to an account designated in writing by Trican Parent, a termination fee of $20,000,000 (the “Tier One Termination Fee”), or (b) Section 8.1(d), but solely as a result of Keane Parent’s or Buyer’s willful or intentional breach that is the proximate cause of the Transaction not being consummated or not being able to be consummated or in the event Keane Parent or Buyer otherwise fails to consummate the Transaction after satisfaction or waiver of each condition to the obligations of Keane Parent and Buyer under Sections 7.1 and 7.2 (except for conditions that would by their nature be satisfied upon the consummation of the Transaction) and in the event the Transaction was consummated and the Equity Financing was made available in accordance with the terms set forth in the Equity Commitment Letter, the debt financing contemplated by the Term Debt Commitment (or any analogous commitment in connection with any alternative financing described in Section 6.24) would be made available to Buyer in accordance with the Term Debt Commitment (or such alternative commitment), then in each of the foregoing cases Keane Parent shall pay, or cause to be paid, to the Seller Companies, a termination fee of $55,000,000 (the “Tier Two Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Trican Parent no later than two Business Days after the date of such termination. The Parties acknowledge and agree that in no event will both the Tier One Termination Fee and the Tier Two Termination Fee be payable and no Buyer Company will be required to pay the Tier One Termination Fee or the Tier Two Termination Fee on more than one occasion. If Trican Parent is entitled to terminate this Agreement in circumstances where both the Tier One Termination Fee and the Tier Two Termination Fee would be payable, only the Tier Two Termination Fee will be payable by Keane Parent to the Seller Companies. The Parties have agreed in light of the circumstances existing at the time of execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Trican Parent and the Seller Companies) that this Section 8.4 is reasonable, that the Tier One Termination Fee or the Tier Two Termination Fee, as applicable, represents a good faith, fair estimate of the damages that Trican Parent and the Seller Companies would suffer in the applicable circumstances and that, if payable, the Tier One Termination Fee or the Tier Two Termination Fee, as applicable, shall be payable as liquidated damages (and not as a penalty) without requiring Trican Parent or the Seller Companies to prove actual damages. Notwithstanding anything to the contrary in this Agreement, in the event that Keane Parent or Buyer fails to effect the Closing for any reason or no reason or a breach of its obligations hereunder (whether willfully, intentionally, knowingly or otherwise) or fails to perform hereunder (whether willfully, intentionally, knowingly or otherwise), then the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Trican Parent and the Seller Companies or any Person claiming by, through or for the benefit of the Seller Companies or Trican Parent against Keane Parent or the Buyer and each of their former, current or future equity holders, controlling Persons, managers, officers, employees, agents, general or limited partners, managers, management companies, members, Affiliates, Representatives or assignees and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, (each, a “Buyer Related Party,” and collectively, the “Buyer Related Parties”) in respect of this Agreement, any Transaction Document or agreement executed in connection herewith (including the Financing Commitments) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this

Section 8 and collect hereunder the Tier One Termination Fee or the Tier Two Termination Fee, as applicable; and upon payment of such amount, and subject to performance by the applicable Buyer Related Parties of their respective surviving obligations as set forth in Section 8.2, no Buyer Related Party shall have any other Liability or obligation for any or all Losses or damages suffered or incurred by Trican Parent and the Seller Companies in connection with this Agreement (including with respect to the Financing Commitments or the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither Trican Parent or the Seller Companies nor any of their respective directors, officers, employees, stockholders, partners, Affiliates or Representatives shall be entitled to bring or maintain any other claim, Action or proceeding against any Buyer Company or any other Buyer Related Party arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement, Trican Parent and the Seller Companies agree that the maximum aggregate liability, in the aggregate, of Keane Parent and Buyer under this Agreement, except in respect of the performance by the applicable Buyer Related Parties of their respective surviving obligations as set forth in Section 8.2, shall be limited to an amount equal to the Tier One Termination Fee in the event Trican Parent terminates this Agreement pursuant to Section 8.1(f) or 8.1(d), in each case, absent a willful or intentional breach by Keane Parent or Buyer that is the proximate cause of the Transaction not being consummated or not being able to be consummated or the Tier Two Termination Fee if Trican Parent terminates this Agreement pursuant to Section 8.1(d), but solely as a result of (1) Keane Parent’s or Buyer’s willful or intentional breach that is the proximate cause of the Transaction not being consummated or not being able to be consummated, or (2) in the event Keane Parent or Buyer otherwise fails to consummate the Transaction after satisfaction or waiver of each condition to the obligations of Keane Parent and Buyer under Sections 7.1 and 7.2 (except for conditions that would by their nature be satisfied upon the consummation of the Transaction) and in the event the Transaction was consummated, the debt financing contemplated by the Term Debt Commitment (or any analogous commitment in connection with any alternative financing described in Section 6.24) would be made available to Buyer in accordance with the Term Debt Commitment (or such analogous commitment) absent a failure of the Equity Financing to be made available in accordance with the terms of the Equity Financing Commitment, and in no circumstances shall Trican Parent or the Seller Companies seek any money damages in excess of such amount. In the event that Keane Parent is obligated to bring an Action against Beal Bank pursuant to Section 6.25, Keane Parent shall promptly pay, or cause to be paid, after receipt, any recovery (net of Keane Parent’s or its Subsidiaries’ reasonable legal costs and expenses incurred in connection with such Action) against Beal Bank as a result of the Action described in Section 6.25.

SECTION 9. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; TRANSACTION RELATED INDEMNIFICATION

9.1. Survival of Representations, Warranties and Covenants. The representations and warranties of Trican Parent and the Seller Companies in Section 4 hereof (including, without limitation, pursuant to any closing certificate) shall expire and terminate and be of no further force and effect to the extent provided as follows: (each such date, an “Expiration Date”) (i) the Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties contained in Sections 4.17 (Employee Benefit Programs) and 4.25 (Tax Matters)

shall survive until 30 days after the expiration of the applicable statute of limitations; (iii) the representations and warranties contained in Section 4.19 (Environmental Matters) shall survive until the date that is three years following the Closing Date; (iv) the representations and warranties set forth in clause (c) of Section 4.4 shall survive until the date that is 120 days following the Closing Date; and (v) all other representations and warranties shall survive until the date that is 18 months after the Closing Date. Any written claim for indemnification for breach of representations and warranties of Trican Parent or the Seller Companies contained in Section 4 hereof (including, without limitation, pursuant to any closing certificate) made prior to the applicable Expiration Date and delivered to Trican Parent shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim. Any written claim by Keane Parent with respect to fraud by Trican Parent or the Seller Companies may be given at any time. Any written claim by Keane Parent with respect to a breach, whether prior to, on or after the Closing, of any covenant or other agreement made by Trican Parent or the Seller Companies in this Agreement may be given at any time prior to the expiration of the applicable statute of limitations period. The representations and warranties of the Buyer Companies contained in Section 5 hereof (including, without limitation, pursuant to any closing certificate) shall expire and terminate and be of no further force and effect to the extent provided as follows: (each a “Buyer Expiration Date”) (i) the Fundamental Representations shall survive the Closing indefinitely; (ii) the representations and warranties contained in Sections 5.13 (Employee Benefit Programs) and 5.16 (Tax Matters) shall survive until 30 days after the expiration of the applicable statute of limitations; (iii) the representations and warranties contained in Section 5.15 (Environmental Matters) shall survive until the date that is three years following the Closing Date and (iv) all other representations and warranties shall survive until the date that is 18 months after the Closing Date. Any written claim for indemnification for breach of representations and warranties of the Buyer Companies contained in Section 5 hereof (including, without limitation, pursuant to any closing certificate) made prior to the applicable Buyer Expiration Date and delivered to Trican Parent shall survive thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim. Any written claim by Trican Parent with respect to fraud by Keane Parent or the Buyer may be given at any time. Any written claim by Trican Parent with respect to a breach, whether prior to, on or after the Closing, of any covenant or other agreement made by Keane Parent or Buyer in this Agreement may be given at any time prior to the expiration of the applicable statute of limitations period.

9.2. Indemnification by Trican Parent. Subject to Sections 9.1, 9.4, 9.5 and 10.1, from and after the Closing, Trican Parent shall indemnify, hold harmless and reimburse the Buyer Companies, their Subsidiaries, and each of its and theirs respective officers, managers, agents, successors and assigns (each, a “Buyer Indemnified Party”) from and against and in respect of any and all losses, damages, costs, expenses (including any reasonable and documented attorneys’ fees), fines, penalties, disbursements and amounts paid in settlement (collectively, the “Losses”) which any Buyer Indemnified Party may actually suffer or incur to the extent arising out of or related to:

(a) any inaccuracy or breach of any representation or warranty made by Trican Parent or the Seller Companies in Section 4 of this Agreement (disregarding for this purpose any materiality, “material adverse effect” or “Material Adverse Effect” qualification or exception otherwise contained in any such representations and warranties);

(b) any breach or nonperformance of any covenant or other agreement made by Trican Parent or any of the Seller Companies in this Agreement;

(c) any Tax Liability (other than for Transfer Taxes allocated to the Buyer Companies under Section 6.21(a)) imposed on the Business or the Purchased Assets except (i) those specified in Section 2.3, and (ii) Taxes imposed on Keane Parent, the Buyer, the Business or the Purchased Assets that do not constitute Pre-Closing Taxes;

(d) Disclosed Obligations incurred by the Buyer Indemnified Parties and Seller Indemnified Parties, collectively, to the extent the aggregate amount of such Disclosed Obligations are equal to or less than the Disclosed Obligations Cap;

(e) Seller Termination Obligations;

(f) the Excluded Liabilities;

(g) Transfer Taxes allocated to Trican Parent and the Seller Companies under Section 6.21(a);

(h) any cost or expense incurred by the Buyer Companies in carrying out all maintenance and repair operations to bring the Unutilized Equipment into good operating condition in accordance with Section 4.4(d) in excess of $4,750,000; and

(i) the U.S. EPA RCRA Matter.

9.3. Indemnification by Keane Parent. Subject to Sections 9.1, 9.4, 9.5 and 10.1, from and after the Closing, Keane Parent shall indemnify, hold harmless and reimburse Trican Parent, its Affiliates, and each of its and theirs respective officers, directors, agents, successors and assigns (each, a “Seller Indemnified Party”) from and against and in respect of any and all Losses which any Seller Indemnified Party may actually suffer or incur to the extent arising out of or related to:

(a) any inaccuracy or breach of any representation or warranty made by the Buyer Companies in Section 5 of this Agreement (disregarding for this purposes any materiality, “material adverse effect” or “Buyer Material Adverse Effect” qualification or exception otherwise contained in any such representations and warranties);

(b) any breach or nonperformance of any covenant or other agreement made by Keane Parent or Buyer in this Agreement;

(c) any Disclosed Obligation, including those incurred by the Buyer Indemnified Parties and Seller Indemnified Parties, that are in excess of the amounts for which Trican Parent is obligated to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 9.2(d);

(d) Transfer Taxes allocated to the Buyer Companies under Section 6.21(a); and

(e) the Assumed Liabilities.

9.4. Limitations on Indemnification.

(a) Mini Basket. Neither Trican Parent nor Keane Parent will have any liability under Section 9.2(a) or Section 9.3(a), as applicable, unless the aggregate amount of the Losses that will be payable with respect to any claim (or series of related claims) exceeds an amount equal to $25,000 (the “Mini-Basket”), it being understood that any such individual claim (or series of related claims) for amounts less than the Mini-Basket shall be ignored for all purposes of this Agreement, including determining whether the Deductible has been met or exceeded; provided, however, that the Mini-Basket will not apply to claims based on fraud.

(b) Deductible. Neither Trican Parent nor Keane Parent will have any liability under Section 9.2(a) or Section 9.3(a), as applicable until the aggregate amount of all Losses incurred or suffered by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable arising out of or related to such breaches of or inaccuracies in the representations and warranties set forth in Section 4 or Section 5, as applicable, exceed $1,000,000, and Trican Parent or Keane Parent, as applicable, will only be liable to the Buyer Indemnified Parties or Seller Indemnified Parties, respectively, for those Losses in excess of $1,000,000 (the “Deductible”).

(c) Cap. Trican Parent’s and Keane Parent’s respective aggregate maximum liability under Section 9.2(a) or Section 9.3(a), as applicable (as determined after giving effect to the limitations resulting from the Deductible) will not exceed $3,000,000 (the “Cap”); provided, however, that the Cap will not apply to claims based on fraud.

9.5. R&W Insurance Policies. From and after the Closing, the R&W Insurance Policies shall be the sole and exclusive remedy of the Indemnified Parties for any and all Losses exceeding the Cap that are sustained or incurred by any of the Indemnified Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Trican Parent’s, the Seller Companies’ or Buyer Companies’, as applicable, representations or warranties contained in this Agreement (other than the Fundamental Representations). Without limiting the generality of the foregoing, any rights of any issuer of the R&W Insurance Policies, including any rights of subrogation, do not affect, expand or increase any liability or obligation of any Party in connection with the transactions contemplated by this Agreement.

9.6. Procedure.

(a) Third Party Claims. All claims for indemnification relating to third party claims shall be asserted and resolved as set forth in this Section 9.6. In the event that any written claim or demand for which an Indemnifying Party would be liable is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). Assuming compliance with the limitation on the control of litigation (“Defense Control Condition”) set forth in Section 6.16, the Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim or demand to the Indemnifying Party except to the extent (and only to the extent) such failure materially prejudices the Indemnifying Party’s ability to contest such claim. The Indemnifying Party shall have 30 days from the delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) subject to the Defense Control Condition, whether or not it desires to defend the Indemnified Party against such claim or demand. Assuming compliance with the Defense Control Condition, all costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Subject to the Defense Control Condition, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party (i) by appropriate proceedings and (ii) to use or retain counsel in connection with such defense that is reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party acknowledges in writing prior to the assumption of the defense of such claim or demand, its obligations to indemnify the Indemnified Party for such claim or demand. The Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such claim or demand. In addition, the Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or demand. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense, and subject to any reasonable privilege or confidentiality considerations. In the event that the Indemnifying Party does not elect to, defend the claim, the Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party (not to be unreasonably withhold, conditioned or delayed); provided that the Indemnifying Party has previously acknowledged in writing its obligations to indemnify the Indemnified Party for such claim or demand. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand (i) on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party without the written consent of the Indemnified Party and (ii) without obtaining (a) a release with respect to such claim or demand and (b) the dismissal with prejudice of any litigation or other proceeding with respect to such claim or demand, in each case for the benefit of and in form and substance reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder to the extent any Losses are sustained which are otherwise the subject of indemnification under this Section 9. Assuming compliance with the Defense Control Condition, to the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party (in each case, subject to the reasonable restrictions in light of any privilege, confidentiality or competitively sensitive issues). The Indemnified Party shall use its reasonable best efforts in the defense of all such claims.

(b) Payment. If the Indemnifying Party concedes liability in whole or in part, it shall, within 30 days of such concession, pay (in accordance with and subject to the limitations set forth in this Agreement) the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in cash in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party does not respond or denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

9.7. Treatment of Indemnification Payments. Trican Parent and Keane Parent agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Final Cash Purchase Price to the extent permitted under applicable Law.

9.8. Exclusive Remedy. Following the Closing, a claim for indemnification pursuant to this Section 9 (and with respect to a claim of a breach of a representation and warranty in Section 4 or Section 5, the R&W Insurance Policies) shall be the sole and exclusive remedy of the Indemnified Parties for any and all claims or rights (whether such claim is framed in tort, contract or otherwise) arising out of or in connection with any breach, violation or nonperformance of this Agreement by any Party, or otherwise arising out of or in connection with the transactions contemplated hereby, other than in respect of any such claims or rights which are based on theories of fraud. Prior to the Closing and subject to Section 10.12, each Party will have all rights and remedies under applicable Law with respect to any breaches of representations, warranties, covenants or other agreements.

9.9. Insurance Offset. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 9.2 or Section 9.3, as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Section 9 with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.

9.10. Investigation. Notwithstanding any right of Trican Parent or the Seller Companies, on the one hand, or the Buyer Companies, on the other hand, as the case may be, (whether or not exercised) to investigate the affairs of Buyer or the Seller Companies, as the case may be, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement, the Transaction Documents and any other document or instrument required to be delivered pursuant to this Agreement. No information or knowledge, whether obtained by a Party in an investigation conducted by such Party, provided to such Party by the other Party to this Agreement or otherwise obtained by such Party, shall affect or be deemed to modify any representation or warranty of any other Party contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The right to indemnification contained in this Section 9, or to any other remedy based on a breach of the representations, warranties, covenants, and obligations of another Party, will not be affected by any investigation conducted by a Party with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance or failure to comply with, any representation, warranty, covenant or obligation of any other Party.

9.11. Limitation on Damages. FROM AND AFTER CLOSING, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, FROM AND AFTER CLOSING, EACH PARTY RELEASES EACH OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY THE OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS LIMITING AN OBLIGATION OF A PARTY TO INDEMNIFY, DEFEND AND HOLD HARMLESS ANOTHER PARTY AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD-PARTY CLAIMS FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES.

SECTION 10. GENERAL

10.1. Disclaimer. All representations and warranties of Trican Parent and Seller Companies, as applicable, and the Buyer Companies not included in this Agreement or any other

Transaction Document are expressly disclaimed by Trican Parent and the Seller Companies, as applicable, and the Buyer Companies, respectively. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TRICAN PARENT AND THE SELLER COMPANIES WILL CONVEY THE PURCHASED ASSETS TO BUYER WITHOUT ANY EXPRESS, STATUTORY OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND, INCLUDING WARRANTIES RELATING TO (a) THE CONDITION OR MERCHANTABILITY OF THE PURCHASED ASSETS, (b) THE FITNESS OF THE PURCHASED ASSETS FOR A PARTICULAR PURPOSE OR (c) FREEDOM FROM OTHER DEFECTS. PRIOR TO THE DATE HEREOF, BUYER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PURCHASED ASSETS, AND, UPON CLOSING, WILL ACCEPT THE PURCHASED ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TRICAN PARENT AND THE SELLER COMPANIES MAKE NO REPRESENTATION OR WARRANTY AS TO THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY OR THE ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS.

10.2. Waivers and Consents; Amendments.

(a) For the purposes of this Agreement and all Contracts, documents and instruments executed pursuant hereto, no course of dealing between or among any of the Parties hereto and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such covenant or other provision as contemplated herein.

(b) No amendment to this Agreement may be made without the written consent of Keane Parent and Trican Parent.

10.3. Governing Law. This Agreement shall be deemed to be a Contract made under, and shall be construed in accordance with, the Laws of the State of Delaware applicable to Contracts entered into, and to be wholly performed within such State.

10.4. Section Headings; Construction; Interpretation. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Contracts, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents any other documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the Transaction Documents any other documents and instruments executed and delivered in connection herewith. Unless otherwise required by the context in which any term appears:

(a) The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(b) References to “Articles,” “Sections,” “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits, respectively, of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(c) The words “herein,” “hereof,” “herewith” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, the words “include,” “includes” or “including” shall mean “including, without limitation” and the word “or” shall not be exclusive.

(d) All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. References in this Agreement to dollar amount thresholds, deductibles or baskets shall not be deemed to be evidence of a Seller Material Adverse Effect, Buyer Material Adverse Effect or materiality.

(e) All references to “made available to Buyer” or “made available to Trican Parent” or “made available to the Seller Companies” shall mean made available to Buyer, Trican or the Seller Companies in the other Party’s virtual data room at least one Business Day prior to execution of this Agreement or delivered to Buyer or Trican Parent, as applicable, or their respective Representatives via electronic mail prior to execution of this Agreement.

(f) All references to a particular entity shall include such entity’s successors and permitted assigns unless otherwise specifically provided herein.

(g) All references herein to any Law or to any Contract or other agreement shall be to such Law, Contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein; so long as, in the case of Contracts, such amendments, supplements or modifications after the date hereof are not prohibited by the terms of this Agreement.

(h) For purposes of this Agreement, “commercially reasonable efforts” shall not include any obligation of any Person to expend money (other than nominal amounts), commence or participate in any Action or grant any material accommodation (financial or otherwise) to any other Person. References to “the Seller Companies” or similar terminology shall be deemed to constitute references to each of the Seller Companies.

10.5. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered (including, without limitation, by facsimile) shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

10.6. Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.6 and an appropriate answerback is received when sent by telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

if to Trican Parent or the Seller Companies:

Trican Well Service Ltd.

2900, 645 - 7th Ave SW

Calgary, AB | T2P 4G8

Facsimile: 403.231.7975

Attention: Dale Dusterhoft, Chief Executive Officer

                 Bonita Croft, VP, General Counsel and Corporate Secretary

with a copy to:

Trican Well Services, L.P.

c/o Trican Well Service Ltd.

2900, 645 - 7th Ave SW

Calgary, AB | T2P 4G8

Facsimile: 403.231.7975

Attention: Dale Dusterhoft, Chief Executive Officer

                 Bonita Croft, VP, General Counsel and Corporate Secretary

and with an additional copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

Suite 3500

855 2nd Street S.W.

Calgary AB T2P 4J8

Canada

Facsimile: 403.260.9700

Attention: Ben Rogers

if to Keane Parent or Buyer:

Keane Group Holdings LLC

2121 Sage Road, Suite 370

Houston, TX 77056

Facsimile: 713.960.1048

Attention: James Stewart, Chairman and Chief Executive Officer

                Greg Powell, President and Chief Financial Officer

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Facsimile: 212.593.5955

Attention: Stuart D. Freedman, Esq.

A Party may change its address and contact information for purposes of this Section 10.6 by providing notice of such change in writing to the other Parties in accordance with this Section 10.6.

10.7. Consent to Jurisdiction; Waiver of Jury Trial. Except as provided in this Section 10.7, each of the Parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world, whether within or without the State of Delaware. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other Parties hereto.

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8. Remedies; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

10.9. Integration. This Agreement, including, without limitation, the exhibits, documents and instruments referred to herein, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, the provisions of the summary of terms between the Parties hereto in respect of the transactions contemplated hereby, which provisions of the summary of terms shall be completely superseded by the representations, warranties, covenants and agreements of the Seller Companies contained herein.

10.10. Assignability; Binding Agreement. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of the other Party. Notwithstanding anything to the contrary contained herein, it is hereby acknowledged and agreed that any Party may assign any and/or all of its rights under this Agreement and the other Transaction Documents by way of security to any banks and/or holders of debt securities and/or financial institutions and/or hedge counterparties and/or any other Person (collectively, the “Financiers”) lending money, providing credit or otherwise providing financing to any of such Party or any of its Affiliates, including, without limitation any Financiers in connection with any and all subsequent refinancings.

10.11. Expenses. Except as otherwise expressly provided in this Agreement, fees and expenses incident to the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated hereby (including, without limitation, attorneys’, accountants’, financial advisors’ and other advisors’ fees and disbursements) and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses.

10.12. Specific Performance. Trican Parent and the Seller Companies acknowledge that, in view of the uniqueness of the Business and the Purchased Assets, Keane Parent and the Buyer would not have an adequate remedy at law for money damages and would be irreparably harmed in the event that this Agreement has not been performed in accordance with its terms, and therefore agree that Keane Parent and Buyer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity. For the avoidance of doubt, each of Trican Parent and the Seller Companies shall have no right to seek (and shall not be entitled to seek) specific performance (or any other equitable remedy) to cause Keane Parent, Buyer, Cerberus Capital Management, L.P., or any Financing Sources to specifically perform its obligations hereunder, including the consummation of the Transaction or the Financing (or in either case, any portion thereof) and the sole and exclusive remedy available to Trican Parent and the Seller Companies shall be the payment of the Tier One Termination Fee or Tier Two Termination Fee, as applicable, as set forth in Section 8.4 hereto. Notwithstanding the foregoing, nothing in this Section 10.12 shall prevent any Party hereto from seeking to specifically enforce any of its rights pursuant to and accordance with the terms set forth in that certain Confidentiality Agreement dated as of June 22, 2015; provided, however, that the Parties Agree that notwithstanding the non-solicitation provision set forth in such Confidentiality Agreement, nothing therein shall prohibit or frustrate Buyer’s ability to solicit the employment of (a) the Business Employees in accordance with the terms of this Agreement or (b) following the Closing, the Trican Agents (as defined in the Services Agreement).

10.13. Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.14. Personal Liability. No director, officer, manager, employee, representative or agent of any Party hereto shall have any liability or obligation to the other Party hereto of any nature whatsoever in connection with or under this Agreement or the transactions contemplated herein, and each Party hereby waives and releases all claims of any such liability and obligation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KEANE GROUP HOLDINGS, LLC

By:	/s/ GREGORY L. POWELL
	Name:	Gregory L. Powell
	Title:	Chief Financial Officer

KEANE FRAC, LP

BY: KEANE FRAC GP, LLC, ITS GENERAL PARTNER

BY: KEANE GROUP HOLDINGS, LLC, ITS MANAGING MEMBER

By:	/s/ GREGORY L. POWELL
	Name:	Gregory L. Powell
	Title:	Chief Financial Officer

TRICAN WELL SERVICE LTD.

By:	/s/ DALE DUSTERHOFT
	Name:	Dale Dusterhoft
	Title:	Chief Executive Officer

TRICAN WELL SERVICE, L.P.

BY: TRILIB MANAGEMENT LLC, ITS GENERAL PARTNER

By:	/s/ BRIAN T. HARRISON
	Name:	Brian T. Harrison
	Title:	Secretary

TRILIB MANAGEMENT LLC

By:	/s/ JOHN J. KOACH
	Name:	John J. Koach
	Title:	Vice President

TRICAN LLC

By:	/s/ BRIAN T. HARRISON
	Name:	Brian T. Harrison
	Title:	Secretary